Exhibit 10.12

EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 25, 2008

among

HSN, INC.,
as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

MERRILL LYNCH CAPITAL CORPORATION,
as Syndication Agent,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.

and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

BANC OF AMERICA SECURITIES LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers

and

BANC OF AMERICA SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ,

BARCLAYS CAPITAL,

J.P. MORGAN SECURITIES INC.,

MORGAN STANLEY & CO. INCORPORATED

and

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Bookrunners

i

Section	Page

ARTICLE VII

AFFIRMATIVE COVENANTS

7.01	Financial Statements	91
7.02	Certificates; Other Information	92
7.03	Notification	94
7.04	Preservation of Existence	94
7.05	Payment of Taxes and Other Obligations	94
7.06	Compliance with Law	95
7.07	Maintenance of Property	95
7.08	Insurance	95
7.09	Books and Records	95
7.10	Inspection Rights	96
7.11	Use of Proceeds	96
7.12	Joinder of Subsidiaries as Guarantors	96
7.13	Pledge of Capital Stock	97
7.14	Pledge of Other Property	97
7.15	Further Assurances Regarding Collateral	98
7.16	Post-Closing Matters	99
7.17	FCC Licenses	100

ARTICLE VIII

NEGATIVE COVENANTS

8.01	Liens	100
8.02	Investments	103
8.03	Indebtedness	105
8.04	Mergers and Dissolutions	108
8.05	Dispositions	109
8.06	Restricted Payments	109
8.07	Change in Nature of Business	110
8.08	Change in Accounting Practices or Fiscal Year	110
8.09	Transactions with Affiliates	110
8.10	Financial Covenants	111
8.11	Limitation on Subsidiary Distributions	111
8.12	Spin-Off	112
8.13	Transfers/Investments with respect to Certain Subsidiaries	112

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	112
9.02	Remedies upon Event of Default	115
9.03	Application of Funds	116

Section	Page

ARTICLE X

AGENTS

10.01	Appointment and Authorization of Administrative Agent and Collateral Agent	117
10.02	Rights as a Lender	118
10.03	Exculpatory Provisions	118
10.04	Reliance by Administrative Agent and Collateral Agent	119
10.05	Delegation of Duties	119
10.06	Resignation of the Administrative Agent or the Collateral Agent	120
10.07	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	121
10.08	No Other Duties	121
10.09	Administrative Agent or Collateral Agent May File Proofs of Claim	121
10.10	Collateral and Guaranty Matters	122
10.11	Withholding Tax	123
10.12	Treasury Management Agreements and Swap Contracts	123

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.	123
11.02	Notices; Effectiveness; Electronic Communication	126
11.03	No Waiver; Cumulative Remedies; Enforcement	128
11.04	Expenses; Indemnity; Damage Waiver	129
11.05	Payments Set Aside	131
11.06	Successors and Assigns	131
11.07	Treatment of Certain Information; Confidentiality	136
11.08	Right of Setoff	137
11.09	Interest Rate Limitation	138
11.10	Counterparts; Integration; Effectiveness	138
11.11	Survival of Representations and Warranties	138
11.12	Severability	139
11.13	Replacement of Lenders	139
11.14	Governing Law; Jurisdiction; Etc.	140
11.15	Waiver of Jury Trial	141
11.16	USA PATRIOT Act Notice	141
11.17	Designation as Senior Debt	142
11.18	No Advisory or Fiduciary Responsibility	142
11.19	Certain FCC Matters	142

Section	Page

ARTICLE XII

FOREIGN CURRENCY PARTICIPATIONS

12.01	Alternative Currency Participations	143
12.02	Settlement Procedure for Alternative Currency Participations	144
12.03	Obligations Irrevocable	146
12.04	Recovery or Avoidance of Payments	146
12.05	Indemnification by Lenders	147

v

SCHEDULES

Schedule 1.01A	Existing Letters of Credit
Schedule 1.01B	Funding Date Guarantors
Schedule 1.01C	Mortgaged Property
Schedule 2.01	Lenders and Commitments
Schedule 3.08	Mandatory Cost Rate
Schedule 5.01(c)(ii)	Scheduled Matters
Schedule 5.02(d)(ii)	Title Policies
Schedule 6.12	Subsidiaries
Schedule 7.08	Insurance
Schedule 7.16(d)	Landlord Access Agreements
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 1.01A	Form of Pledge Agreement
Exhibit 1.01B	Form of Security Agreement
Exhibit 1.01C	Form of Landlord Access Agreement
Exhibit 1.01D	Form of Mortgage
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 2.13-4	Form of Term Note
Exhibit 3.01(e)	Form of Non-Bank Certificate
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of July 25, 2008, among HSN, INC., a Delaware corporation (the “Borrower”), the Guarantors identified herein, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Borrower and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the property (other than Capital Stock) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the Eurodollar Rate for such Borrowing of Eurodollar Rate Loans in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Rate Loans for such Interest Period.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means either of the Administrative Agent or the Collateral Agent.

“Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Revolving Commitment and Term Loan Commitment and the denominator of which is the Aggregate Commitments.

“Aggregate Commitments” means the aggregate principal amount of the Revolving Commitments and Term Loan Commitments.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a)(i).

“Aggregate Term Loan Committed Amount” means one hundred fifty million Dollars ($150.0 million).

“Alternative Currency” means each of Euros, Canadian Dollars and Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Fronting Lender” means Bank of America, N.A.

“Alternative Currency Funding Capacity” means, at any date of determination, for any Revolving Lender, the ability of such Revolving Lender to fund Revolving Loans denominated in the applicable Alternative Currency, as set forth in the records of the Administrative Agent as notified in writing by such Revolving Lender to the Administrative Agent within three (3) Business Days of such Revolving Lender becoming a Revolving Lender hereunder.

“Alternative Currency Loan” has the meaning set forth in Section 12.01.

“Alternative Currency Participation” has the meaning set forth in Section 12.01.

“Alternative Currency Participation Settlement” has the meaning set forth in Section 12.02(i).

“Alternative Currency Participation Settlement Amount” has the meaning set forth in Section 12.02(ii).

“Alternative Currency Participation Settlement Date” has the meaning set forth in Section 12.02(i).

“Applicable Percentage” means the following percentages per annum:

APPLICABLE PERCENTAGES FOR REVOLVING LOANS,
SWINGLINE LOANS,
LETTER OF CREDIT FEES AND TERM LOANS

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans (other than for Revolving Loans)	Base Rate Loans (other than for Revolving Loans)	Eurodollar Rate Loans (for Revolving Loans) and Letter of Credit Fees	Base Rate Loans (for Revolving Loans)
I	< 1.50:1.00	2.00%	1.00%	1.50%	0.50%
II	≥ 1.50 but < 2.00:1.00	2.50%	1.50%	2.00%	1.00%
III	≥ 2.00 but < 2.50:1.00	2.75%	1.75%	2.25%	1.25%
IV	≥ 2.50:1.00	3.00%	2.00%	2.50%	1.50%

Applicable Percentages for Revolving Loans, Swingline Loans, Letter of Credit Fees and Term Loans will be based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b).  Any increase or decrease in such Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective on the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if (i) a Compliance Certificate is not delivered when due in accordance therewith or (ii) an Event of Default pursuant to Section 9.01(a), (f) or (h) has occurred and is continuing, then, in the case of clause (i) pricing level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery thereof, and in the case of clause (ii) pricing level IV shall apply as of the first Business Day after the occurrence of such Event of Default until the first Business Day immediately following the cure or waiver of such Event of Default.  The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the first full fiscal quarter ending after the Closing Date shall be determined based upon pricing level III for Revolving Loans, Swingline Loans, Letter of Credit Fees and Term Loans.

Determinations by the Administrative Agent of the appropriate pricing level shall be conclusive absent manifest error.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.01 or 7.02 is shown to be inaccurate (regardless of whether this Credit Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11.  The rights of the Administrative Agent and Lenders pursuant to this paragraph are in addition to rights of the Administrative Agent and Lenders with respect to Sections 2.08(b) and 9.02 and other of their respective rights under the Credit Documents.

“Applicable Period” has the meaning assigned to such term in the definition of Applicable Percentage.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Currency” means each of Dollars and each Alternative Currency.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06) and accepted by the Administrative Agent and, if required by Section 11.06, the Borrower, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, and (c) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“BAS” means Banc of America Securities LLC, together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning provided in the recitals hereto, together with its successors and permitted assigns pursuant to Section 8.04.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means any day (other than a day which is a Saturday, Sunday, or other day on which banks in New York are authorized or required by law to close); provided; however, that (a) when used in connection with a rate determination, borrowing, or payment in respect of a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or foreign currencies, as applicable, in the London Interbank Market, (b) if such day relates to any dealings in any currency other than Dollars to be carried out pursuant to this Credit Agreement, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the home country of such foreign currency.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” has the meaning provided in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar-denominated time deposits, money market deposits and certificates of deposit of (i) any Lender that accepts such deposits in the ordinary course of such Lender’s business, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-1, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper issued by any issuer bearing at least an “A-2” rating for any short-term rating provided by S&P and/or Moody’s and maturing within two hundred seventy (270) days of the date of acquisition, (d) repurchase agreements entered into by the Borrower with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) shares of mutual funds if no less than 95% of such funds’ investments satisfy the provisions of clauses (a) through (e) above, and (g) in the case of any Foreign Subsidiary, short-term investments of comparable credit quality and tenor to those referred to in clauses (a) through (f) above which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of forty percent (40%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis;

(b)           during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by a Permitted Holder or by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one (1) or more directors by or on behalf of the board of directors); or

(c)           a “change of control” or any comparable term under, and as defined in, any of the documentation relating to the Senior Notes shall have occurred.

“Closing Date” means the date hereof.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent for the Lenders under any of the Collateral Documents, or any successor collateral agent.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations.

“Commercial Letter of Credit Fee” has the meaning provided in Section 2.09(b).

“Commitment Fee” has the meaning provided in Section 2.09(a).

 “Commitment Letter” means the Commitment Letter dated as of June 19, 2008 among the Borrower, Bank of America, MLBUSA, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Wachovia Bank, National Association, Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, the investment banking division of Barclays Bank PLC,  J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, together with all schedules and annexes thereto.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date (ii) in the case of the Letters of Credit, the L/C Expiration Date or (iii) in the case of the Term Loans, the Funding Date, or (b) in the case of the Revolving Loans, Swingline Loans and the Letters of Credit, the date on which the applicable Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Revolving Commitment, the L/C Commitments, the Swingline Commitment and the Term Loan Commitments.

“Communications Law” means the Federal Communications Act of 1934, as amended, and the respective rules and regulations thereunder and thereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures with respect to property, plant and equipment during such period which should be capitalized in accordance with GAAP (including the Attributable Principal Amount of capital leases).

“Consolidated EBITDA” means, without duplication, for any period for the Consolidated Group, Consolidated Net Income in such period plus (A) in each case solely to the extent decreasing Consolidated Net Income in such period: (a) Consolidated Interest Expense (without giving effect to the second proviso of the definition of Consolidated Interest Expense), (b) provision for taxes, to the extent based on income or profits, (c) amortization and depreciation, (d) the amount of all expenses incurred in connection with the closing and funding of this Credit Agreement, the Senior Notes or the Transactions, (e) the amount of all non-cash deferred compensation expense, (f) the amount of all expenses associated with the early extinguishment of Indebtedness permitted hereunder incurred, (g) any losses from sales of Property, other than from sales in the ordinary course of business, (h) any non-cash impairment loss of goodwill or other intangibles required to be taken pursuant to GAAP, (i) any non-cash expense recorded with respect to stock options or other equity-based compensation, (j) any extraordinary loss in accordance with GAAP, (k) any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that the aggregate amount of any such losses or expenses in cash shall not exceed $6.0 million in such period, (l) any non-cash loss related to discontinued operations and (m) any other non-cash charges (other than write-offs or write-downs of inventory or accounts receivable); provided that, in the case of any non-cash charge referred to in this definition of Consolidated EBITDA that relates to accruals or reserves for a future cash disbursement, such future cash disbursement shall be deducted from Consolidated EBITDA in the period when such cash is so disbursed; minus (B) in each case solely to the extent increasing Consolidated Net Income in such period: (a) any extraordinary gain in accordance with GAAP, (b) any nonrecurring item of gain or income (including write-ups of assets), other than any write-up of inventory or accounts receivable, (c) any gains from sales of Property, other than from sales in the ordinary course of business, (d) any non-cash gain related to discontinued operations and (e) the aggregate amount of all other non-cash items increasing Consolidated Net Income during such period; provided that in the case of any non-cash item referred to in clause (B) of this definition of Consolidated EBITDA that relates to a future cash payment to the Borrower or a Subsidiary, such future cash payment shall be added to Consolidated EBITDA in the period when such payment is so received by Borrower or such Subsidiary.

Subject to the following sentence, Consolidated EBITDA for the fiscal quarters ended September 30, 2007, December 31, 2007, and March 31, 2008 shall be deemed to be $53.9 million, $89.1 million and $33.1 million, respectively. Without duplication of any adjustments reflected in the amounts set forth in the immediately preceding sentence, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Excess Cash Flow” means, for any period for the Consolidated Group, (a) net cash provided by operating activities for such period as reported on the audited GAAP cash flow statement delivered under Section 7.01(a) minus (b) the sum of, in each case to the extent not otherwise reducing net cash provided by operating activities in such period, without duplication, (i) scheduled principal payments and payments of interest in each case made in cash on Consolidated Total Funded Debt during such period (including for purposes hereof, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), in each case other than in connection with a refinancing thereof, (ii) Consolidated Capital Expenditures made in cash during such period that are not financed with the proceeds of Indebtedness, an issuance of Capital Stock or from a reinvestment of Net Cash Proceeds referred to in Section 2.06(b)(ii), (iii) optional prepayments of Funded Debt during such period (other than prepayments of Revolving Loans owing under this Credit Agreement (unless, in the case of a prepayment of Revolving Loans, there is a simultaneous reduction in the Aggregate Revolving Commitments in the amount of such prepayment pursuant to Section 2.07) and other such optional prepayments made with the proceeds of other Indebtedness), (iv) to the extent not financed with the incurrence or assumption of Indebtedness or proceeds from an issuance of Capital Stock, Subject Dispositions, Specified Dispositions or Involuntary Dispositions, cash sums expended for Investments pursuant to Section 8.02(c), (i), (k) (other than with respect to any amount expended on such Investments through the use of the Cumulative Credit) or (v) during such period, and (v) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Consolidated Capital Expenditures to be consummated or made during the three months following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Consolidated Capital Expenditures during such three months is less than the Contract Consideration, the amount of such shortfall shall be added to Consolidated Excess Cash Flow for the period following such period.

“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four (4) consecutive fiscal quarters then ending, the ratio of (i) Consolidated EBITDA of the Consolidated Group to (ii) Consolidated Interest Expense of the Consolidated Group.

“Consolidated Interest Expense” means, for any period, the sum of the total interest expense of the Consolidated Group (calculated without regard to any limitations on the payment thereof) plus, without duplication, the interest component under capital leases determined on a consolidated basis; provided that the amortization of deferred financing, legal and accounting costs with respect to this Credit Agreement and the Senior Notes shall be excluded from Consolidated Interest Expense to the extent the same would otherwise have been included therein; provided further that subject to adjustment for events occurring after the Funding Date pursuant to Section 1.03(b), Consolidated Interest Expense for any period ending prior to the first anniversary of the Funding Date shall be determined by multiplying (x) Consolidated Interest Expense from and including the Funding Date to and including the last day of such period by (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period.

Without duplication of any adjustments reflected in the calculations set forth in the second proviso of the immediately preceding sentence, Consolidated Interest Expense shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Net Income” means, for any period for the Consolidated Group, the net income (or loss), determined on a consolidated basis (after any deduction for minority interests) of the Consolidated Group in accordance with GAAP, provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to a member of the Consolidated Group during such period, (ii) the net income of any Subsidiary of the Borrower (other than a Guarantor) that is not distributed to the Borrower or a Guarantor shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary and (iii) the cumulative effect of any change in accounting principles shall be excluded.  Consolidated Net Income shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Borrower required to have been delivered pursuant to Section 7.01(a) or (b) or, for the period prior to the time any such statements are required to be so delivered pursuant to Section 7.01(a) or (b), as shown on the financial statements referred to in the first sentence of Section 6.05.

“Consolidated Total Funded Debt” means, without duplication, at any time, the principal amount of all Funded Debt of the Consolidated Group at such time determined on a consolidated basis (it being understood and agreed that (i) outstanding undrawn commercial letters of credit in an aggregate principal amount not to exceed $50.0 million shall not constitute Funded Debt, (ii) standby letters of credit shall constitute Funded Debt, (iii) all outstanding undrawn commercial letters of credit in an aggregate principal amount in excess of $50.0 million shall constitute Funded Debt and (iv) all drawn and unreimbursed letters of credit shall constitute Funded Debt).

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Total Funded Debt on such day to (ii) Consolidated EBITDA of the Consolidated Group for the period of four (4) consecutive fiscal quarters ending as of such day.

“Contract Consideration” has the meaning assigned to such term in the definition of Consolidated Excess Cash Flow.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letter, the Issuer Documents, the Joinder Agreements, and the Revolving Lender Joinder Agreements and the Incremental Term Loan Joinder Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means the Borrower and each Subsidiary of the Borrower that is a party to a Credit Document.

“Credit Party Materials” has the meaning provided in Section 7.02.

“Cumulative Credit” means, with respect to any proposed use of the Cumulative Credit at any time, an amount equal to (a) the sum of (i)(A) the amount of Consolidated Excess Cash Flow less (B) the ECF Application Amount for (x) in the case of the fiscal year of the Borrower ending December 31, 2008, the first full fiscal quarter completed after the Funding Date and (y) in the case of each fiscal year of the Borrower ending after December 31, 2008, such fiscal year, in each case to the extent the financial statements required to be delivered for such fiscal year pursuant to Section 7.01(a) have been delivered and all prepayments that may be required pursuant to Section 2.06(b)(iv) with respect to the Consolidated Excess Cash Flow generated in such fiscal year have been made plus (ii) the aggregate amount of Net Cash Proceeds of any issuance of Qualified Capital Stock of the Borrower (but not including any issuance or purchase referred to in Sections 8.02(c), (r) or 8.06(h)) after the Funding Date and at or prior to such time, plus (iii) in the case of a use of the Cumulative Credit to make an Investment pursuant to Section 8.02(k) only, the amount of 50% of Domestic Cash, plus (b) to the extent not otherwise reflected in Consolidated Excess Cash Flow, the amount of cash returns on any Investment made pursuant to Section 8.02(k) (other than any Investment subsequently deemed to be made pursuant to Section 8.02(e)) in a Person other than the Borrower or a Subsidiary (to the extent such Investment was made through the use of the Cumulative Credit) resulting from interest payments, dividends, repayments of loans or advances or profits from Dispositions of Property, in each case to the extent actually received by the Borrower or a Guarantor at or prior to such time minus (c) the aggregate amount of Investments and Restricted Payments made since the Funding Date pursuant to Sections 8.02(k) (excluding Investments subsequently deemed to have been made pursuant to Section 8.02(e)) and 8.06(f), respectively, through utilization of the Cumulative Credit (excluding such proposed use of the Cumulative Credit (but including any other simultaneous proposed use of the Cumulative Credit)).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurodollar Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; (b) with respect to Eurodollar Rate Loans, the Adjusted Eurodollar Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2%) per annum.

“Defaulting Lender” means any Lender as of any date of determination that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (but excluding the making of any Investment pursuant to Section 8.02).

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends or distributions (other than dividends or distributions payable solely in shares of Capital Stock other than Disqualified Capital Stock) prior to the date that is the first anniversary of the Final Maturity Date or (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, in each case prior to the date that is the first anniversary of the Final Maturity Date (other than upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of the Commitments).

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Cash” means the amount of cash and Cash Equivalents (not to exceed $50.0 million in the aggregate) reflected in the bank statements of the Borrower and the Borrower’s Domestic Subsidiaries immediately after giving effect to the Transactions (but not including any proceeds of Revolving Loans or Swingline Loans), to the extent such amount is unrestricted as of the Spin-Off Date after giving effect to the Transactions (including without limitation all payments pursuant to Section 4.04 of the Separation Agreement).

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary, other than any Subsidiary the Capital Stock of which is to be transferred to IAC or one or more of IAC’s Subsidiaries (other than the Borrower and its Subsidiaries) in connection with the Spin-Off.

“ECF Application Amount” means, with respect to any fiscal year of the Borrower, the product of the ECF Percentage applicable to such fiscal year times the Consolidated Excess Cash Flow for such fiscal year.

“ECF Percentage” means, with respect to any fiscal year of the Borrower (x) ending on December 31, 2008, zero percent (0%) and (y) ending after December 31, 2008, if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is (i) greater than or equal to 2.25:1.00, fifty percent (50%), (ii) less than 2.25:1.00 but greater than or equal to 1.75:1.00, twenty-five percent (25%) and (iii) less than 1.75:1.00, zero percent (0%).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the party or parties whose approval is required under Section 11.06(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in the relevant Approved Currency with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m. (London time) on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Borrowing of Eurodollar Rate Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in the relevant Approved Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Borrowing to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which the relevant Approved Currency deposits are offered by leading banks in the London interbank deposit market).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Sale and Leaseback Transaction” means any Sale and Leaseback Transaction with respect to Property owned by the Borrower or any Subsidiary to the extent such Property is acquired after the Funding Date, so long as such Sale and Leaseback Transaction is consummated within 180 days of the acquisition of such Property.

“Excluded Property” means (a) vehicles, (b) subject to Section 7.15(b), fee interests in real property with a fair market value of less than $2.5 million, (c) subject to Section 7.15(b), leasehold real property with a fair market value of less than $3.5 million, (d) those assets as to which the Administrative Agent shall reasonably determine in writing that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby, (e) assets if the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate any applicable Law, (f) any right, title or interest in any license, contract or agreement to the extent, but only to the extent, that a grant of a security interest therein to secure the Obligations would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity), (g) any Capital Stock acquired after the Closing Date (other than Capital Stock in a Subsidiary issued or acquired after such Person became a Subsidiary) in accordance with this Credit Agreement if, and to the extent that, and for so long as (i) such Capital Stock constitutes less than 100% of all applicable Capital Stock of such person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of the Borrower, (ii) doing so would violate applicable law or a contractual obligation binding on such Capital Stock and (iii) with respect to such contractual obligations (other than contractual obligations in connection with a joint venture agreement), such obligation existed at the time of the acquisition of such Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Subsidiary, (h) any Property purchased with the proceeds of purchase money Indebtedness or that is subject to a capital lease, in each case, existing or incurred pursuant to Sections 8.03(b) or (c) if the contract or other agreement in which the Indebtedness and/or Liens related thereto is granted (or the documentation providing for such capital lease obligation) prohibits or requires the consent of any Person other than a member of the Consolidated Group as a condition to the creation of any other security interest on such Property and (i) any Property that is to be transferred to IAC or one or more of its Subsidiaries (other than the Borrower or any of its Subsidiaries) pursuant to the Separation Agreement in connection with the Spin-Off.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by any jurisdiction (or any political subdivision thereof) as a result of such recipient being organized in or having its principal office or applicable Lending Office in such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any such connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Credit Documents), (b) any branch profits taxes imposed under Section 884(a) of the Internal Revenue Code or any similar tax imposed by any other jurisdiction described in clause (a) and (c) in the case of a recipient (other than an assignee pursuant to a request by the Borrower under Section 11.13), any U.S. federal withholding Tax that (i) is imposed on amounts payable to such recipient pursuant to Laws in effect at the time such recipient becomes a party hereto (or designates a new Lending Office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a), or (ii) is attributable to a recipient’s failure to comply with Section 3.01(e).

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01A and any other letter of credit issued for the benefit of any Credit Party by either L/C Issuer from and after the date hereof until the Funding Date.

“FCC” means the Federal Communications Commission, and any successor entity performing similar functions.

“FCC Licenses” means all authorizations, licenses and permits issued by the FCC.

“Facility Fee” has the meaning provided in Section 2.09(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 19, 2008, among the Borrower, Wachovia, Bank of America and MLBUSA and the other parties thereto.

“Final Maturity Date” means, at any time, the latest of the Revolving Termination Date, the Term Loan Termination Date and any final maturity date applicable to any outstanding Incremental Term Loans at such time.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender or L/C Issuer that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Subsidiary” means (i) any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any State thereof, or the District of Columbia and (ii) any Subsidiary of a Subsidiary described in the foregoing clause (i).

 “FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Alternative Currency Participation” means, with respect to any Participating Alternative Currency Lender relating to Alternative Currency Loans funded by the Alternative Currency Fronting Lender, the aggregate amount paid by such Participating Alternative Currency Lender to the Alternative Currency Fronting Lender pursuant to Section 12.02 of this Credit Agreement in respect of such Participating Alternative Currency Lender’s participation in the principal amount of Alternative Currency Loans funded by the Alternative Currency Fronting Lender.  The Alternative Currency Fronting Lender’s Funded Alternative Currency Participation in any Alternative Currency Loans funded by the Alternative Currency Fronting Lender shall be equal to the outstanding principal amount of such Alternative Currency Loans minus the total Funded Alternative Currency Participation of all other Lenders therein.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                            all obligations for borrowed money, whether current or long-term (including the Loan Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                            all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(c)                             all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments;

(d)                            the Attributable Principal Amount of capital leases;

(e)                             the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Capital

Stock);

(f)                               Support Obligations in respect of Funded Debt of another Person; and

(g)                            Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum face amount in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (f).  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Application therefor, whether or not such maximum face amount is in effect at such time.

“Funding Date” means the date when the conditions specified under Section 5.02 and 5.03 hereof are satisfied or waived and the initial Credit Extension hereunder is made.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.  For the avoidance of doubt, for any period prior to the consummation of the Spin-Off, any financial definitions for the Borrower and its Subsidiaries shall be calculated on a combined basis consistent with the financial statements described in Section 6.05.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(h).

“Guaranteed Obligations” has the meaning provided in Section 4.01(a).

“Guarantors” means, (a) as of the Funding Date each Subsidiary of the Borrower listed on Schedule 1.01B and (b) after the Funding Date each other Person that becomes a Guarantor pursuant to the terms hereof, in each case together with its successors.

“Hazardous Materials” means all materials, substances or wastes characterized, classified or regulated as hazardous, toxic, pollutant, contaminant or radioactive under Environmental

Laws, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedge Bank” has the meaning provided in the definition of Obligations.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“IAC” means IAC/InterActiveCorp, a Delaware corporation.

“IAC Dividend” means one or more cash dividends to be paid by the Borrower, directly or indirectly, to IAC in an approximate aggregate amount of $400.0 million.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower designated as such in writing by the Borrower that had assets representing 1.0% or less of the Borrower’s Consolidated Total Assets on, and generated less than 1.0% of the Borrower’s and its Subsidiaries’ total revenues for the four quarters ending on, the last day of the most recent period at the end of which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) or, if such date of determination is prior to the first delivery date under such Sections, on (or, in the case of revenues, for the four quarters ending on) the last day of the period of the most recent financial statements referred to in the first sentence of Section 6.05; provided that if all Subsidiaries that are individually “Immaterial Subsidiaries” have aggregate Consolidated Total Assets that would represent 2.5% or more of the Borrower’s Consolidated Total Assets on such last day or generated 2.5% or more of the Borrower’s and its Subsidiaries’ total revenues for such four fiscal quarters, then such number of Subsidiaries of the Borrower as are necessary shall become Material Subsidiaries so that less than 2.5% of the Borrower’s Consolidated Total Assets and less than 2.5% of the Borrower’s and its Subsidiaries’ total revenues are represented by Immaterial Subsidiaries as of such last day or for such four quarters, as the case may be (it being understood that any such determination with respect to revenues and assets shall be made on a Pro Forma Basis).

“Incremental Loan Facilities” has the meaning provided in Section 2.01(e).

“Incremental Revolving Commitments” has the meaning provided in Section 2.01(e).

“Incremental Term Loan” has the meaning provided in Section 2.01(e).

“Incremental Term Loan Joinder Agreement” means a lender joinder agreement, in a form reasonably satisfactory to the Administrative Agent, the Borrower and each Lender extending Incremental Term Loans, executed and delivered in accordance with the provisions of Section 2.01(g).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all Funded Debt;

(b)                            net obligations under Swap Contracts;

(c)          Support Obligations in respect of Indebtedness of another Person; and

(d)                            Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (b) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (c).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 11.04(b).

“Information” has the meaning provided in Section 11.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on the Term Loans and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on the Term Loans, and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) and, with prior written consent of all applicable Lenders, nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the directly affected Lenders; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d)           no Interest Period with respect to the Term Loans shall extend beyond any principal amortization payment date for such Loans, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person of or in the Capital Stock, Indebtedness or other equity or debt interest of another Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, loss of use, taking or similar event with respect to any of its Property.

“IP Rights” has the meaning provided in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and any L/C Issuer (or in favor of any L/C Issuer) relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12, executed and delivered in accordance with the provisions of Section 7.12.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit 1.01C, or such other form as may reasonably be acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, Environmental Laws.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.  All L/C Advances shall be denominated in Dollars.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.  Each L/C Borrowing shall be denominated in Dollars.

“L/C Commitment” means, with respect to any L/C Issuer, the commitment of such L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuers” means Bank of America and Wachovia each in its capacity as an issuer of Letters of Credit hereunder, together with its respective successors in such capacity; provided that no other Lender shall be obligated to become an L/C Issuer hereunder.

“L/C Obligations” means, at any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit plus the aggregate Dollar Equivalent amount of all Unreimbursed Amounts, including L/C Borrowings.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” has the meaning provided in Section 2.01(b).

“Lead Arrangers” means BAS and MLPFS.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with its successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time provide notice of to the Borrower and the Administrative Agent.

“Letter of Credit” means each standby and commercial letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“License Subsidiary” means a Domestic Subsidiary of the Borrower which (i) is a Guarantor, (ii) is formed for the limited purpose of holding FCC Licenses used in the business of the Borrower and its Subsidiaries, (iii) does not have any material liabilities other than under the Credit Documents and (iv) is not engaged in any substantial business activities other than holding such FCC Licenses.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan, Swingline Loan, Term Loan or Incremental Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one (1) Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Revolving Obligations, the Term Loans and Incremental Term Loans.

“Major Disposition” means any Subject Disposition (or any series of related Subject Dispositions) or any Involuntary Disposition (or any series of related Involuntary Dispositions), in each case resulting in the receipt by a member of the Consolidated Group of Net Cash Proceeds in excess of $15.0 million.

“Mandatory Cost Rate” has the meaning provided in Schedule 3.08.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, Collateral Agent or any Lender under any material Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any material Credit Document to which it is a party.

“Material Subsidiary” means each Subsidiary of the Borrower other than an Immaterial Subsidiary.

“MLBUSA” means Merrill Lynch Bank USA, together with its successors.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with its successors.

“Moody’s” means Moody’s Investors Service, Inc.  and any successor thereto.

“Mortgaged Property” means (a) each real property identified as a Mortgaged Property on Schedule 1.01C and (b) each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.16.

“Mortgages” means those mortgages, deeds of trust, security deeds or like instruments given by the Credit Parties, as grantors, to the Collateral Agent to secure the Obligations which shall be substantially in the form of Exhibit 1.01D or otherwise reasonably satisfactory to the Collateral Agent, and any other such instruments that may be given by any Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.

“Multiemployer Plan” means any employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Subject Disposition, Involuntary Disposition or incurrence of Indebtedness or issuance of Capital Stock, net of (a) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, underwriting discounts, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than a Lien granted pursuant to a Credit Document) on such asset, other customary expenses and brokerage, consultant and other customary fees, in each case, actually incurred in connection therewith and directly attributable thereto, (b) Taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Borrower and after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) solely with respect to a Subject Disposition, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (b) above) (i) related to any of the Property Disposed of in such Subject Disposition and (ii) retained by the Borrower or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds from and after the date of such reduction).

For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by any member of the Consolidated Group in any Subject Disposition or Involuntary Disposition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Bank Certificate”  has the meaning provided in Section 3.01(e)(iii).

“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).

“Notes” means the Revolving Notes, the Swingline Note and the Term Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Swap Contract, to the extent such Swap Contract is otherwise permitted hereunder (each, in such capacity, a “Hedge Bank”) and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Treasury Management Agreement (each, in such capacity, a “Treasury Management Bank”).

“OID” has the meaning provided in Section 2.01(g)(v).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date;

(b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swingline Loans occurring on such date; (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts and (d) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning provided in Section 11.06(d).

“Participant Register” has the meaning provided in Section 11.06(d).

“Participating Alternative Currency Lender” has the meaning set forth in Section 12.01.

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition; provided that (i) no Default or Event of Default shall have occurred and be continuing or exist immediately after giving effect to such Acquisition, (ii) after giving effect on a Pro Forma Basis to the Investment to be made, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Borrower would be in compliance with Section 8.10 (and if such Acquisition involves consideration greater than $10.0 million, then the Borrower shall deliver a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (ii)) and (iii) if such Acquisition involves consideration in excess of $10.0 million (or if the total of all consideration for all Acquisitions since the Closing Date exceeds $30.0 million), all assets acquired in such Acquisition shall be held by the Borrower or a Guarantor and all Persons acquired in such Acquisition shall become Guarantors; provided further that the Borrower may elect to allocate consideration expended in such Acquisition for Property to be held by members of the Consolidated Group that are not the Borrower or Guarantors or Acquisitions of Subsidiaries that are not Guarantors to Investments made pursuant to Section 8.02(k), or to the extent the consideration comes from a Foreign Subsidiary, Section 8.02(g), so long as capacity to make such Investments pursuant to the applicable Section is available at the time of such allocation (and any consideration so allocated shall reduce capacity for Investments pursuant to such Sections to the extent that capacity for such Investments are limited by such Sections), and to the extent such consideration is in fact so allocated to one of such Sections in accordance with the foregoing requirements, such consideration shall not count toward the $10.0 million and $30.0 million limitations set forth in this clause (iii).

“Permitted Business” means the businesses of the Borrower and its Subsidiaries conducted on the Closing Date and any business reasonably related, ancillary or complementary thereto and any reasonable extension thereof.

“Permitted Holders” means each of (a) Barry Diller and (b) Liberty Media Corporation, and, in each case, such Person’s Affiliates and any group with respect to which any such Persons (including Affiliates) collectively exercise a majority of the voting power.  Prior to the Spin-Off, IAC and its Subsidiaries will also be deemed to be Permitted Holders.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Pledge Agreement” means the pledge agreement substantially in the form of Exhibit 1.01A (it being understood that the pledgors party thereto and schedules thereto shall be reasonably satisfactory to the Administrative Agent), given by the Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Pro Forma Basis” means, with respect to any Subject Disposition, Specified Disposition, Acquisition, Incremental Loan Facilities or the Transactions, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants and conditions and the requirements of the definition of “Immaterial Subsidiary” hereunder, that such Subject Disposition, Specified Disposition, Acquisition, Incremental Loan Facilities or the Transactions shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof, after giving effect to any Pro Forma Cost Savings.  Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Subject Disposition or Specified Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Subject Disposition or Specified Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Subject Disposition or Specified Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Acquisition, Subject Disposition or Specified Disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Laws, as amended and in effect and applied as of the date hereof, (ii) were actually implemented by the business that was the subject of any such Acquisition, Subject Disposition or Specified Disposition or actually implemented by the Borrower and its Subsidiaries in connection with such Acquisition, Subject Disposition or Specified Disposition, in each case, within 12 months after the date of the Acquisition, Subject Disposition or Specified Disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to (A) the business that is the subject of or (B) the business of the Borrower and its Subsidiaries arising from any such Acquisition, Subject Disposition or Specified Disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the Acquisition, Subject Disposition or Specified Disposition and, in each case, are described, as provided below, in a certificate from a Responsible Officer of the Borrower, as if all such reductions in costs had been effected as of the beginning of such period.  Pro Forma Cost Savings described above shall be accompanied by a certificate from a Responsible Officer of the Borrower delivered to the Administrative Agent that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable; provided that such net costs and related adjustments referred to in clauses (ii) and (iii) shall not exceed $10.0 million in any period for which Consolidated EBITDA is calculated.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of outstanding Term Loans (or, prior to the Funding Date, Term Loan Commitments) or Revolving Commitments, as applicable, of such Lender at such time and the denominator of which is the aggregate amount of Term Loans (or, prior to the Funding Date, Term Loan Commitments) or Revolving Commitments, as applicable, at such time; provided that if such Revolving Commitments have been terminated, then the Pro Rata Share of each applicable Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Capital Stock” means any Capital Stock of the Borrower other than Disqualified Capital Stock.

“Register” has the meaning provided in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning provided in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the sum of (i) the Term Loan Commitments (or, from and after the initial borrowings hereunder, the Term Loans) and (ii) the Aggregate Revolving Commitments (or, if the Revolving Commitments shall have expired or been terminated, the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans)); provided that the Commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Revolving Commitment of, and the portion of Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Term Loan Commitments (or, from and after the initial borrowings hereunder, the Term Loans); provided that the Term Loan

Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, chief operating officer, the president, any executive vice president, the chief financial officer, the chief accounting officer,  the treasurer, any assistant treasurer, any vice president, any senior vice president, the secretary or the general counsel of a Credit Party, any manager of a Credit Party that is a limited liability company or the general partner of a Credit Party that is a limited partnership.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock or (iii) any payment or prepayment of principal on or redemption, repurchase or acquisition for value of, any (x) Indebtedness of any member of the Consolidated Group that is not secured by a Lien or (y) Subordinated Debt of any member of the Consolidated Group, except in each case, any scheduled payment of principal.

“Revaluation Date” means, with respect to (x) any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require and (y) any Revolving Loan, each of the following: (i) each date of Borrowing of a Revolving Loan denominated in an Alternative Currency, (ii) each date of any payment by any Revolving Lender under any Revolving Loan denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent or the Required Revolving Lenders shall require.

“Revolving Committed Amount” means, for each Revolving Lender, the amount of such Lender’s Revolving Commitment.  The Dollar Equivalent of the initial Revolving Committed Amounts are set forth in Schedule 2.01.

“Revolving Commitment” means, for each Revolving Lender, the commitment of such Lender to make Revolving Loans (and to share in Revolving Obligations) hereunder.

“Revolving Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount.  The initial Revolving Commitment Percentages are set forth in Schedule 2.01.

“Revolving Lender Joinder Agreement” means a joinder agreement, in a form to be agreed among the Administrative Agent, the Borrower and each Lender with an Incremental Revolving Commitment, executed and delivered in accordance with the provisions of Section 2.01(f).

“Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns.  The initial Revolving Lenders are identified on the signature pages hereto and are set forth in Schedule 2.01.

“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Revolving Note is attached as Exhibit 2.13-1.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.

“Revolving Termination Date” means the fifth anniversary of the Closing Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.  and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Matter” has the meaning provided in Section 5.01(c)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the security agreement substantially in the form of Exhibit 1.01B, (it being understood that the grantors party thereto and schedules thereto shall be reasonably satisfactory to the Administrative Agent), given by Credit Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Senior Notes” means the Borrower’s 11.25% Senior Notes due 2016 in an aggregate principal amount of $240.0 million and any exchange notes issued in exchange therefor pursuant to the registration rights agreement executed in connection with the issuance thereof.

“Separation Agreement” means the Separation Agreement to be dated on or prior to Spin-Off Date among the Borrower, Interval Leisure Group, Inc., Ticketmaster, Tree.com and IAC, together with all schedules, annexes, exhibits and other attachments thereto.

“Significant Subsidiary” means (1) any Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Laws, as such Regulation is in effect on the Closing Date (with the references to 10% in such Rule being deemed to be 5.0% for the purposes of this definition), and (2) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.01(f) or (h) has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the Fair Value and Present Fair Saleable Value of the aggregate assets of such Person exceeds the value of its Liabilities; (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; (c) such Person will be able to pay its Liabilities as they mature or become absolute; and (d) the Fair Value and Present Fair Saleable Value of the aggregate assets of such Person exceeds the value of its Liabilities by an amount that is not less than the capital of such Subject Entity (as determined pursuant to Section 154 of the Delaware General Corporate Law). The term “Solvency” shall have an equivalent meaning. For the purposes of this definition, “Fair Value” means the aggregate amount at which the assets of the applicable entity (including goodwill) would change hands between a willing buyer and a willing seller, within a commercially reasonable amount of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act and with equity to both; “Present Fair Saleable Value” means the aggregate amount of net consideration (giving effect to reasonable and customary costs of sale or taxes) that could be expected to be realized if the aggregate assets of the applicable entity are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises; and “Liabilities” means all debts and other liabilities of the applicable entity, whether secured, unsecured, fixed, contingent, accrued or not yet accrued.

“SPC” has the meaning provided in Section 11.06(h).

“Specified Disposition” means any Disposition referred to in clause (a) of the definition of Subject Disposition, to the extent a material amount of Property is disposed of in such Disposition.

“Specified Intercompany Transfers” means a Disposition of Property by a Credit Party to a member of the Consolidated Group that is not a Credit Party.

“Spin-Off” means the spin-off of the Borrower from IAC pursuant to the Separation Agreement, such that from and after such spin-off, the Borrower will exist as a separate publicly traded entity.

“Spin-Off Date” means the date upon which the Spin-Off is consummated.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or any L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or any L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that any L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

 “Standby Letter of Credit Fee” has the meaning provided in Section 2.09(b).

 “Statutory Reserves” means for any Interest Period for any Borrowing of Eurodollar Rate Loans in Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Borrowings of Eurodollar Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Disposition” means any Disposition other than (a) Dispositions of damaged, worn-out or obsolete Property that, in the Borrower’s reasonable judgment, is no longer used or useful in the business of the Borrower or its Subsidiaries; (b) Dispositions of inventory, services or other property in the ordinary course of business; (c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or property; (d) licenses, sublicenses, leases and subleases not interfering in any material respect with the business of any member of the Consolidated Group; (e) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; (f) any Disposition at any time by (i) a Credit Party to any other Credit Party, (ii) a Subsidiary that is not a Credit Party to a Credit Party or (iii) a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party; (g)

Specified Intercompany Transfers; (h) the sale of Cash Equivalents; (i) an Excluded Sale and Leaseback Transaction;
(j) Dispositions pursuant to a transaction contemplated by Section 8.12; (k) Restricted Payments permitted by Section 8.06; (l) mergers and consolidations permitted by Section 8.04; and (m) the granting of Liens permitted pursuant to Section 8.01.

“Subordinated Debt” means (x) as to the Borrower, any Funded Debt of the Borrower that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of the Borrower and (y) as to any Guarantor, any Funded Debt of such Guarantor that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of such Guarantor.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) a recent ALTA survey by registered engineers or land surveyors and sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.02(d)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

 “Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swingline Loans.

“Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Swingline Note is attached as Exhibit 2.13-2.

“Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, prior to the funding of the initial Term Loans on the Funding Date, those Lenders with Term Loan Commitments, and after funding of the Term Loans, those Lenders holding a portion of the Term Loans, together with their successors and permitted assigns.  The initial Term Lenders are set forth on Schedule 2.01.

“Term Loan Committed Amount” means, for each Term Lender, the amount of such Lender’s Term Loan Commitment.  The initial Term Loan Committed Amounts are set forth on Schedule 2.01.

“Term Loan Commitment” means, for each Term Lender, the commitment of such Lender to make a portion of the Term Loan hereunder; provided that, at any time after funding of the Term Loans, determinations of “Required Lenders” and “Required Term Lenders” shall be based on the outstanding principal amount of the Term Loan.

“Term Loan Commitment Percentage” means, for each Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the principal amount of such Lender’s Term Loan and the denominator of which is the Outstanding Amount of the Term Loans.  The initial Term Loan Commitment Percentages are set forth on Schedule 2.01.

“Term Loan Termination Date” means the fifth anniversary of the Closing Date.

“Term Loans” has the meaning provided in Section 2.01(d).

“Term Note” means the promissory notes substantially in the form of Exhibit 2.13-4, if any, given to evidence the Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.02(d)(ii).

 “Transactions” means the borrowing of the Term Loans on the Funding Date, the consummation of the Spin-Off, the issuance of the Senior Notes, the payment of the IAC Dividend, the distribution by the Borrower of intercompany receivables, directly or indirectly, to IAC or any of its subsidiaries, the other transactions contemplated by Section 8.12 and the payment of fees and expenses in connection with the foregoing.

“Treasury Management Bank” has the meaning provided in the definition of Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, purchase cards, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Wachovia” means Wachovia Bank, National Association.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02        Interpretative Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03        Accounting Terms and Provisions.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis in a manner consistent with that used in preparing the audited financial statements referenced in Section 6.05, except as otherwise specifically prescribed herein.

(b)           Notwithstanding any provision herein to the contrary, determinations of (i) the Consolidated Total Leverage Ratio for purposes of determining the applicable pricing level under the definition of “Applicable Percentage,” (ii) compliance with covenants and conditions and (iii) revenues for determining Material Subsidiaries and Immaterial Subsidiaries shall be made on a Pro Forma Basis.  To the extent compliance with the covenants in Section 8.10 is being calculated as of a date that is prior to the first test date under Section 8.10 in order to determine the permissibility of a transaction, the levels for the covenants as of the first test date under Section 8.10 shall apply for such purpose.

(c)           If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, the Borrower may, after giving written notice thereof to the Administrative Agent, determine all such computations on such a basis; provided that if any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided further that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 - Consolidation of Variable Interest Entities:

an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered hereunder or calculating covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or such L/C Issuer, as applicable.

(b)           Wherever in this Credit Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.07        Change of Currency.

(a)           Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08        Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount available to be drawn of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01        Commitments.

Subject to the terms and conditions set forth herein:

(a)           Revolving Loans.

Following the Funding Date, each Revolving Lender severally agrees to make revolving credit loans (the “Revolving Loans”) in one or more Approved Currencies to the Borrower from time to time on any Business Day prior to the Revolving Termination Date; provided that after giving effect to any such Revolving Loan, (x) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (as such amount may be increased pursuant to Section 2.01(f) or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”) (of which an amount not to exceed TWENTY FIVE MILLION DOLLARS ($25,000,000) may be utilized for Revolving Loans in Alternative Currencies) and (y) with respect to each Revolving Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Loans shall not exceed its respective Revolving Committed Amount.  Revolving Loans denominated in Dollars may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrower may request.  Revolving Loans denominated in an Alternative Currency must consist of Eurodollar Rate Loans.  Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.  Subject to, and to the extent provided in, Article XII, Revolving Loans denominated in an Alternative Currency that are required to be made by a Participating Alternative Currency Lender pursuant to this Section 2.01(a) shall instead be made by the Alternative Currency Fronting Lender and purchased and settled by such Participating Alternative Currency Lender in accordance with Article XII.  Notwithstanding anything contained herein, no Revolving Loans may be used to fund the IAC Dividend, the Spin-Off, any transaction related to the Spin-Off or undertaken as contemplated by Section 8.12.

(b)           Letters of Credit.

(i)            Letters of Credit.  On and after the Funding Date, (x) each L/C Issuer, in reliance upon the commitments of the Revolving Lenders set forth herein, severally agrees (A) to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies, for the account of the Borrower (or for the account of any member of the Consolidated Group, but in such case the Borrower will remain obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit, and the Borrower acknowledges that the issuance of Letters of Credit for the account of members of the Consolidated Group inures to the benefit of the Borrower, and the Borrower acknowledges that the Borrower’s business derives substantial benefits from the business of such members of the Consolidated Group) on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (y) Revolving Lenders severally agree to purchase from the L/C Issuers a participation interest in Letters of Credit issued hereunder in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (B) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount and (C) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Notwithstanding anything contained herein, no Letters of Credit may be used to support the IAC Dividend, the Spin-Off, any transaction contemplated by the Spin-Off or contemplated by Section 8.12.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Funding Date shall be subject to and governed by the terms and conditions hereof.

(c)           Swingline Loans.  During the Commitment Period, the Swingline Lender agrees, in reliance upon the commitments of the other Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”) to the Borrower on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed FIFTEEN

MILLION DOLLARS ($15,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”) and (ii) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount.  Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to such Lender’s Revolving Commitment Percentage thereof.  Notwithstanding anything contained herein, no Swingline Loans may be used to fund the IAC Dividend, the Spin-Off, any transaction related to the Spin-Off or contemplated by Section 8.12.

(d)           Term Loan.  Each of the Term Lenders severally agrees to make its portion of the term loans (in the amount of its respective Term Loan Committed Amount) to the Borrower on the Funding Date in a single advance in an aggregate principal amount of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (the “Term Loans”).  The Term Loans may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereto, as the Borrower may request.  Amounts repaid on the Term Loans may not be reborrowed.

(e)           Incremental Loan Facilities.  Any time after the Funding Date, the Borrower may, upon written notice to the Administrative Agent, establish additional credit facilities of the Borrower (collectively, the “Incremental Loan Facilities”) by increasing the Aggregate Revolving Commitments hereunder as provided in Section 2.01(f) (the “Incremental Revolving Commitments”), or establishing new term loans hereunder as provided in Section 2.01(g) (the “Incremental Term Loans”); provided that:

(i)            the aggregate principal amount of loans and commitments for all the Incremental Loan Facilities established after the Funding Date will not exceed $75.0 million;

(ii)           no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to any such Incremental Loan Facility;

(iii)          the conditions to the making of a Credit Extension under Section 5.03 shall be satisfied; and

(iv)          the Borrower shall have delivered a certificate to the Administrative Agent demonstrating that, after giving effect on a Pro Forma Basis to the borrowings to be made pursuant to such Incremental Loan Facility, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Borrower would be in compliance with Section 8.10.

In connection with the establishment of any Incremental Loan Facility, (A) neither of the Lead Arrangers hereunder shall have any obligation to arrange for or assist in arranging for any Incremental Loan Facility, (B) any Incremental Loan Facility shall be subject to such conditions, including fee arrangements, as may be provided in connection therewith and (C) none of the Lenders shall have any obligation to provide commitments or loans for any Incremental Loan Facility.

(f)            Establishment of Incremental Revolving Commitments.  Subject to Section 2.01(e), the Borrower may establish Incremental Revolving Commitments by increasing the Aggregate Revolving Committed Amount hereunder, provided that:

(i)            any Person that is not a Revolving Lender that is proposed to be a Lender under any such increased Aggregate Revolving Committed Amount shall be reasonably acceptable to the Administrative Agent and any Person that is proposed to provide any such increased Aggregate Revolving Committed Amount (whether or not an existing Revolving Lender) shall be reasonably acceptable to each L/C Issuer;

(ii)           Persons providing commitments for the Incremental Revolving Commitments pursuant to this Section 2.01(f) will provide a Revolving Lender Joinder Agreement;

(iii)          increases in the Aggregate Revolving Committed Amount will be in a minimum principal amount of $10.0 million and integral multiples of $5.0 million in excess thereof;

(iv)          if any Revolving Loans are outstanding at the time of any such increase, either (x) the Borrower will prepay such Revolving Loans on the date of effectiveness of the Incremental Revolving Commitments (including payment of any break-funding amounts owing under Section 3.05) or (y) each Lender with an Incremental Revolving Commitment shall purchase at par interests in each Borrowing of the outstanding Revolving Loans under the applicable Revolving Facility such that immediately after giving effect to such purchases, each Borrowing thereunder shall be held by each Lender in accordance with its Pro Rata Share of such Revolving Facility (and, in connection therewith, the Borrower shall pay all amounts that would have been payable pursuant to Section 3.05 had the Revolving Loans so purchased been prepaid on such date).

Any Incremental Revolving Commitment established hereunder shall have terms identical to the Revolving Commitments existing on the Closing Date, it being understood that the Borrower and the Administrative Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Commitments.

(g)           Establishment of Incremental Term Loans.  Subject to Section 2.01(e), the Borrower may, at any time, establish additional term loan commitments, provided that:

(i)            any Person that is not a Lender or Eligible Assignee that is proposed to be a Lender shall be reasonably acceptable to the Administrative Agent;

(ii)           Persons providing commitments for the Incremental Term Loan pursuant to this Section 2.01(g) will provide an Incremental Term Loan Joinder Agreement;

(iii)          additional commitments established for the Incremental Term Loan will be in a minimum aggregate principal amount of $15.0 million and integral multiples of $5.0 million in excess thereof; provided that Incremental Term Loan Commitments shall not be established on more than three (3) separate occasions; and

(iv)          the final maturity date of any Incremental Term Loan shall be no earlier than the Term Loan Termination Date;

(v)           the Applicable Percentage (which for the purposes of this Section 2.01(g) being deemed to include any similar interest margin measure) for any proposed Incremental Term Loans shall be determined by Borrower and the applicable Lenders; provided that in the event that the Applicable Percentage for any proposed Incremental Term Loans is greater than the Applicable Percentage for the Term Loans (other than such Incremental Term Loans), then the Applicable Percentage for all Term Loans (other than such Incremental Term Loans) shall be increased to the extent necessary so that the Applicable Percentage for the Term Loans (other than such Incremental Term Loans) is equal to the Applicable Percentage for the proposed Incremental Term Loans; provided, further, that in determining the Applicable Percentage applicable to the Term Loans (other than such Incremental Term Loans) and the proposed Incremental Term Loans, original issue discount (“OID”) or upfront fees (other than underwriting fees paid only to Lenders under the Incremental Term Loans in their capacity as such) (which upfront fees, exclusive of the underwriting fees referred to above, shall be deemed to constitute like amounts of OID) payable to the applicable Lenders of the Term Loans (other than such Incremental Term Loans) or the proposed Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity);

(vi)          the Weighted Average Life to Maturity of any Incremental Term Loan shall not be shorter than the Term Loans (without giving effect to such Incremental Term Loans).

Any Incremental Term Loan established hereunder shall be on terms to be determined by the Borrower and the Lenders thereunder (and the Borrower and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to this Credit Agreement to appropriately include the Incremental Term Loans hereunder including, without limitation, to provide that such Incremental Term Loans shall share in mandatory prepayments on the same basis as the Term Loans); provided that, to the extent that such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clause (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent; provided further that if any covenant, term (except to the extent permitted by clause (iv), (v) or (vi) above), event of default or remedy in any Incremental Term Loans is more favorable to the lenders thereunder than the corresponding covenant, term, event of default or remedy in the existing Term Loans, or such Incremental Term Loans contain any covenant, term (except to the extent permitted by clause (iv), (v) or (vi) above), event of default or remedy that is not in the existing Credit Documents, the Credit Parties and the Administrative Agent and/or the Collateral Agent shall, without the consent of or notice to any other party, amend the documentation for such existing Credit Documents so that such covenant, term, event of default and/or remedy is applicable to all Loans and Commitments (or Term Loans and Term Loan Commitments, as applicable) hereunder and/or to incorporate any such covenant, event of default and/or remedy that is not in the existing Credit Documents.

2.02        Borrowings, Conversions and Continuations.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York time) (or, with respect to amounts denominated in Alternative Currency, 11:00 a.m. (London time)) (i) with respect to Eurodollar Rate Loans, three (3) Business Days (or, in the case of Revolving Loans denominated in Alternative Currency, four (4) Business Days) prior to the requested date of, or (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans (A) denominated in Dollars, $1.0 million or a whole multiple of $1.0 million in excess thereof, (B) denominated in Euros, €1.0 million or a whole multiple of €1.0 million in excess thereof, (C) denominated in Sterling, £1.0 million or a whole multiple of £1.0 million in excess thereof and (D) denominated in Canadian Dollars, C$1.0 million or a whole multiple of C$1.0 million or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower’s request is with respect to Revolving Loans or the Term Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, (vi) if such Loans are Revolving Loans, the currency of such Loans (which shall be an Approved Currency) and (vii) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation (other than with respect to Revolving Loans denominated in an Alternative Currency), then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing denominated in Dollars, each Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (New York time) on the Business Day specified in the applicable Loan Notice.  In the case of a Borrowing denominated in an Alternative Currency, each Lender shall make the amount of its Loan available to the Administrative Agent in the applicable Alternative Currency in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (London time) on the Business Day specified in the applicable Loan Notice; provided that if, prior to the time any Lender is required to fund its participation in a Loan denominated in an Alternative Currency, such Lender notifies the Administrative Agent in writing that it is unable to make such funds available in such Alternative Currency, then such Lender shall so make the Dollar Equivalent of such funds available to the Administrative Agent for the account of the Borrower in Dollars on or prior to 2:00 p.m. (New York time) two Business Days prior to the date of such borrowing (it being understood and agreed that upon receipt of such funds the Administrative Agent shall so convert such amount into the Alternative Currency Equivalent of such amount).  Upon satisfaction of the applicable conditions set forth in Section 5.03 (and, if such Borrowing is the initial Credit Extension, Section 5.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, without the consent of the Required Lenders, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default or Event of Default, at the request of the Required Lenders or the Administrative Agent, (i) no Loan denominated in Dollars may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) any outstanding Eurodollar Rate Loan denominated in Dollars shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Adjusted Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Loans and five (5) Interest Periods with respect to the Term Loan.

2.03        Additional Provisions with Respect to Letters of Credit.

(a)           Obligation to Issue or Amend.

(i)            No L/C Issuer shall issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Administrative Agent and applicable L/C Issuer (if other than the Administrative Agent) have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(ii)           No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate any Law applicable to such L/C Issuer;

(C)           [Reserved];

(D)          such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)           except as otherwise agreed by such L/C Issuer, such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate such L/C Issuer’s risk with respect to such Revolving Lender.

(iii)          No L/C Issuer shall be under any obligation to amend any Letter of Credit if:

(A)          such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)           the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          Each L/C Issuer shall act on behalf of the applicable Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)           Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer.  Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent (A) not later than 12:00 noon (New York time) at least two (2) Business Days (or such shorter time as the applicable L/C Issuer may agree) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 12:00 noon (London time) at least five (5) Business Days (or such shorter time as the applicable L/C Issuer may agree) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the applicable L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; (D) the purpose and nature of the requested Letter of Credit; and (E) such other matters as such L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from the Administrative Agent, any Revolving Lender or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 5.02 (if issued on the Funding Date) and 5.03 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof.

(iii)          If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer thereof to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (but in any event not later than 30 days prior to the scheduled expiry date thereof).  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 5.03 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the applicable L/C Issuer in Dollars. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 12:00 noon (New York time) on the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in Dollars, and (y) the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in Dollars or in the applicable Alternative Currency, as the case may be, in an amount equal to the amount of such drawing; provided, that the Borrower, and the applicable L/C Issuer may, each in their discretion, with the consent of the Administrative Agent and so long as such arrangements do not adversely affect the rights of any Lender in any material respect, enter into Letter of Credit cash collateral prefunding arrangements acceptable to them for the purpose of reimbursing Letter of Credit draws.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount and denomination of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrower shall be deemed to have requested (x) with respect to amounts denominated in Dollars, a Borrowing in Dollars of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans (but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount (other than with respect to Alternative Currencies)) and the conditions set forth in Section 5.03 and (y) with respect to amounts denominated in an Alternative Currency, a Borrowing of Eurodollar Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Eurodollar Rate Loans (but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount with respect to Alternative Currencies) and the conditions set forth in Section 5.03.  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)     Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, Euros, Sterling or Canadian Dollars, as the case may be, at the Administrative Agent’s Office for payments in such currency in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 2:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is, with respect to amounts denominated in Dollars, a Base Rate Loan and with respect to amounts denominated in an Alternative Currency, a Eurodollar Rate Loan, to the Borrower in the Dollar Equivalent of such amount; provided, that if, prior to the time any Lender is required to fund its participation in a Letter of Credit denominated in an Alternative Currency, such Lender notifies the Administrative Agent in writing that it is unable to make such funds available in such Alternative Currency, then such Lender shall make the Dollar Equivalent of such funds available to the Administrative Agent for the account of the applicable L/C Issuer in Dollars not later than 2:00 p.m. (New York time) two Business Days prior to the date such funds are required from other Lenders funding their participations in Alternative Currency (it being understood and agreed that upon receipt of such funds the Administrative Agent shall so convert such amount into the Alternative Currency Equivalent of such amount).  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars, or if requested by the applicable L/C Issuer, the equivalent amount thereof in an Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans or Eurodollar Rate Loans for any reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving

Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)     Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) with respect to funding participations in L/C Borrowings, non-compliance with the conditions set forth in Section 5.03, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that such L/C Issuer shall have complied with the provisions of Section 2.03(b)(ii).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                                   Repayment of Participations.

(i)      At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same type of funds as those received by the Administrative Agent.

(ii)     If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)                                                    Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)      any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)     the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)     any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of each L/C Issuer in such Capacity.  Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower shall have a claim against an L/C Issuer, and such L/C Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may be).  The Administrative Agent may, at any time and from time to time after the initial deposit of cash collateral, request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations.  For purposes hereof,

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for such L/C Obligations, cash or deposit account balances pursuant to customary documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Cash collateral shall be maintained in blocked, interest bearing deposit accounts or money market fund accounts at the Administrative Agent.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by an L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower’s Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)            Letter of Credit Fees.  The Borrower shall pay Letter of Credit Fees as set forth in Section 2.09(b).

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Additional Provisions with Respect to Swingline Loans.

(a)           Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 3:00 p.m. (New York time) on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 5.02 (if on the Funding Date) and Section 5.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 4:00 p.m. (New York time) on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the

Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(b)                                                    Refinancing.

(i)      The Swingline Lender at any time in its sole and absolute discretion may request that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 5.03.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 2:00 p.m. (New York time) on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)     If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Lender

(through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.03, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a).  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(c)                                                     Repayment of Participations.

(i)      At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)     If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d)                                                    Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e)                                                     Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05                        Repayment of Loans.

(a)           Revolving Loans.  The Borrower shall repay to the Revolving Lenders the Outstanding Amount of Revolving Loans on the Revolving Termination Date.

(b)           Swingline Loans.  The Borrower shall repay to the Swingline Lender the Outstanding Amount of the Swingline Loans on the Revolving Termination Date.

(c)           Term Loan.  The Borrower shall repay the aggregate principal amount of the Term Loans (shown as a percentage of the original aggregate principal amount of the Term Loans) in quarterly installments on the dates set forth below as follows:

Date	Principal Amortization Payment (shown as a Percentage of Original Principal Amount)	Date	Principal Amortization Payment (shown as a Percentage of Original Principal Amount)
March 31, 2009	2.5%	June 30, 2011	5.0%
June 30, 2009	2.5%	September 30, 2011	5.0%
September 30, 2009	2.5%	December 31, 2011	5.0%
December 31, 2009	2.5%	March 31, 2012	5.0%
March 31, 2010	3.75%	June 30, 2012	5.0%
June 30, 2010	3.75%	September 30, 2012	5.0%
September 30, 2010	3.75%	December 31, 2012	5.0%
December 31, 2010	3.75%	March 31, 2013	11.66%
March 31, 2011	5.0%	June 30, 2013	11.66%
		Term Loan	11.67%
		Termination Date

2.06                        Prepayments.

(a)                                  Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i)            in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 1:00 p.m. (New York time) by the Administrative Agent at least three (3) Business Days (or, in the case of Revolving Loans denominated in Alternative Currency, at least four (4) Business Days) prior to the date of prepayment, in the case of Eurodollar Rate Loans, and one (1) Business Day prior to the date of prepayment, in the case of Base Rate Loans, (B) any such prepayment shall be a minimum principal amount of (w) $1.0 million and integral multiples of $1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Dollars, (x) €1.0 million and integral multiples of €1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Euros, (y) £1.0 million and integral multiples of £1.0 million in excess thereof, in the case of Eurodollar

Rate Loans denominated in Sterling and (z) C$1.0 million and integral multiples of C$1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Canadian Dollars and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and

(ii)           in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 2:00 p.m. (New York time) on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.  Notwithstanding the foregoing, a notice of voluntary prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)                                 Mandatory Prepayments.  Subject in each case to Section 2.06(c):

(i)        Revolving Commitments.

(A)                              If at any time (1) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (2) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit, or (3) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to the difference; provided, however, that L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(B)                                If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations denominated in Alternative Currencies in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the L/C Sublimit then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations.

(ii)       Subject Dispositions and Involuntary Dispositions.  On or before the applicable date set forth in the next sentence, prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Subject Disposition or Involuntary Disposition by any member of the Consolidated Group occurring after the Closing Date, but solely to the extent (x) the Net Cash Proceeds received in such Subject Disposition (or series of related Subject Dispositions) or Involuntary Disposition (or series of related Involuntary Dispositions) exceed $5.0 million, (y) the Net Cash Proceeds received in all Subject Dispositions or Involuntary Dispositions effected during the fiscal year in which the applicable Subject Disposition or Involuntary Disposition takes place exceeds $10.0 million and (z) such Net Cash Proceeds are not used to acquire, maintain, develop, construct, improve, upgrade or repair Property (other than inventory, accounts receivable, cash or Cash Equivalents) useful in the business of the Consolidated Group or to make investments in Permitted Acquisitions that are otherwise permitted hereunder within twelve (12) months of the date of such Subject Disposition or Involuntary Disposition; provided that such a reinvestment shall not be permitted if an Event of Default shall have occurred and be continuing at the time the Borrower commits to make such reinvestment or, if no such commitment is made, the time the reinvestment is actually made, and in either such circumstance such Net Cash Proceeds shall be used to make prepayments on the Loans.  Any such prepayment from any Net Cash Proceeds required by the previous sentence shall be made (x) in the case of a Major Disposition in respect of which the notice referred to in Section 7.02(g) has not been delivered on or before the fifteenth (15th) Business Day following the receipt of the Net Cash Proceeds from such Major Disposition or to the extent such notice does not indicate reinvestment is intended with the Net Cash Proceeds of such Major Disposition, on or before the twenty-fifth (25th) Business Day following receipt of such Net Cash Proceeds and (y) in any other case, promptly after the Borrower determines that it will not reinvest such Net Cash Proceeds in accordance with the terms and limitations of the previous sentence, but in no event later than 366 days following the receipt of such Net Cash Proceeds.  To the extent that the Borrower has determined in good faith that repatriation to the United States of any or all the Net Cash Proceeds of any Subject Disposition or Involuntary Disposition by a Foreign Subsidiary would have a material adverse tax consequence to the Borrower and its Subsidiaries, the Net Cash Proceeds so affected may be retained by such Foreign Subsidiary, provided that on or before the date on which any such Net Cash Proceeds would otherwise have been required to be applied to reinvestments or prepayments pursuant to the foregoing provisions of this Section 2.06(b)(ii), the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes (to the extent such taxes are not already deducted pursuant to the definition of Net Cash Proceeds) that would have been payable or reserved against if such Net Cash Proceeds had been repatriated to the United States.

(iii)    Indebtedness.  Prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any incurrence or issuance of Indebtedness after the Closing Date (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.03).  Any prepayment in respect of such Indebtedness hereunder will be payable on the Business Day following receipt by the Borrower or other members of the Consolidated Group of the Net Cash Proceeds therefrom.

(iv)          Consolidated Excess Cash Flow.  If for any fiscal year of the Borrower ending after December 31, 2008 there shall be Consolidated Excess Cash Flow, then, on a date that is no later five Business Days following the date that financial statements for such fiscal year are required to be delivered pursuant to Section 7.01(a), the Loan Obligations shall be prepaid by an amount equal to the ECF Application Amount for such fiscal year.

(v)           Spin-Off.  If the Spin-Off and the other material transactions that, pursuant to the terms of the Separation Agreement, are to occur prior to or substantially concurrently with the Spin-Off shall not have been consummated on or prior to the fifth Business Day following the Funding Date, then on such fifth Business Day (x) all of the Loan Obligations shall be required to be prepaid, (y) the Revolving Commitment of each Revolving Lender shall be reduced to zero and (z) the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(vi)          Eurodollar Prepayment Account.  If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.06(b), so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the earliest of (x) the end of the current Interest Periods applicable thereto, (y) three months following the date of such deposit and (z) at the election of the Administrative Agent, upon the occurrence of an Event of Default.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(c)                                  Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities.  In addition:

(i)            Voluntary Prepayments.  Prepayments of the Term Loans pursuant to Section 2.06(a) shall be applied, first, in direct order of maturity in respect of the principal amortization payments due on such Term Loans under Section 2.05(c) within the twelve (12) months following such prepayment, and second, pro rata to the remaining principal amortization installments under Section 2.05(c) on the Term Loans, as the case may be.  Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii)                                  Mandatory Prepayments.  Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A)          Mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i)(A) above shall be applied to the respective Revolving Obligations as appropriate.

(B)           Mandatory prepayments in respect of Subject Dispositions and Involuntary Dispositions under subsection (b)(ii) above, Indebtedness under subsection (b)(iii) and Consolidated Excess Cash Flow under subsection (b)(iv) above shall be applied (i) to the Term Loans, first, in direct order of maturity in respect of the principal amortization payments under Section 2.05(c) due on the Term Loans within the twelve (12) months following such prepayment, and second, pro rata to the remaining principal amortization installments under Section 2.05(c) on the Term Loans, until paid in full, then (ii) to the Revolving Obligations (without permanent reduction of the Revolving Commitments); provided that if any events in subsection (b)(ii) or subsection (b)(iii) occur prior to the Funding Date and on or following the Closing Date, then the amount that would have otherwise been required to be used to make prepayments of the Loans shall be applied first, to reduce the Term Loan Commitments and second to reduce the Revolving Commitments.

2.07                        Termination or Reduction of Commitments.

Voluntary Reductions.  The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 1:00 p.m. (New York time) at least five (5) Business Days prior to the date of reduction or termination and any such reduction or terminations shall be in a minimum amount of $1.0 million and integral multiples of $1.0 million in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Outstanding Amount of Loan Obligations then outstanding thereunder.  The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments.  Any reduction of any Commitments shall be applied to the Commitment of each applicable Lender according to its Pro Rata Share.  All commitment or other fees accrued with respect to any Commitment through the effective date of any termination thereof shall be paid on the effective date of such termination. A notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08                        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b)           If any amount payable by the Borrower under any Credit Document is not paid when due and an Event of Default has occurred and is continuing under Section 9.01(a), (f) or (h), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(c)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

(a)           Facility Fee; Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each (x) Revolving Lender in accordance with its Revolving Commitment Percentage thereof, a facility fee (the “Facility Fee”) equal to 0.50% per annum of the actual daily amount of the Aggregate Revolving Committed Amount and (y) Term Lender in accordance with its Term Loan Commitment Percentage thereof, a commitment fee (the “Commitment Fee”) equal to 0.50% per annum of the actual daily amount of the Aggregate Term Loan Committed Amount during the period between the Closing Date and the Funding Date; provided that, if the Borrower continues to have any outstanding Revolving Obligations after the termination of the Commitment Period, then, with respect to each Revolving Lender to whom such Revolving Obligations are then owed, such facility fee shall continue to accrue in accordance with such Lender’s Revolving Committed Percentage thereof of the actual daily amount of the Aggregate Revolving Committed Amount (without giving effect to the expiration of such Commitment Period) from and including the date the Commitment Period terminates to but excluding the date on which such Revolving Obligations are no longer outstanding.  Notwithstanding the foregoing, if the Funding Date occurs 60 days or more after the Closing Date, the Commitment Fee and Facility Fee for the period from and including the Closing Date to but excluding the Funding Date shall be increased to 0.75% per annum.  The Commitment Fees and Facility Fees shall accrue at all times during the applicable Commitment Period (and, following the expiration of the Commitment Period, the Facility Fee shall continue to accrue to the extent set forth above), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the tenth (10th) day of each January, April, July and October (for the Commitment Fee and Facility Fee accrued during the previous calendar quarter), commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date.  The Commitment Fee and Facility Fee shall be calculated quarterly in arrears.

(b)                                 Letter of Credit Fees.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage, a Letter of Credit fee, in Dollars, (x) for each standby Letter of Credit, an amount equal to the Applicable Percentage for Revolving Loans that are Eurodollar Loans multiplied by the daily maximum undrawn Outstanding Amount under such standby Letter of Credit (the “Standby Letter of Credit Fee”), and (y)  for each commercial Letter of Credit, an amount equal to the Applicable Percentage for Revolving Loans that are Eurodollar Loans multiplied by fifty percent (50%), multiplied by the daily maximum amount available to be drawn under such commercial Letter of Credit (the “Commercial Letter of Credit Fee” and, together with the Standby Letter of Credit Fee, the “Letter of Credit Fees”).  For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the tenth (10th) day of each January, April, July and October (for the Letter of Credit Fees accrued during the previous calendar quarter), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default has occurred and is continuing under Section 9.01(a), (f) or (h), all Letter of Credit Fees shall accrue at the Default Rate.

(ii)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit (other than commercial Letters of Credit), 0.125% of the daily undrawn Outstanding Amount under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth (10th) day of each January, April, July and October (for fronting fees accrued during the previous calendar quarter or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)                                  Other Fees.  The Borrower shall pay to Bank of America, MLBUSA, Barclays Bank PLC, Barclays Capital, the investment banking division of Barclays Bank PLC, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Wachovia Bank and Wachovia Capital Markets, LLC, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Eurodollar Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by any Credit Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  All payments of principal and interest on any Loan shall be payable in the same currency as such Loan is denominated.  All payments of fees pursuant to Section 2.09 shall be payable in Dollars.  All payments in respect of Unreimbursed Amounts shall be payable in the currency provided in Section 2.03.  All other payments herein shall be payable in the currency specified with respect to such payment or, if the currency is not specified, in Dollars.  Except as otherwise expressly provided herein, (x) all payments by the Borrower in Dollars hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. (New York time) on the date specified herein and (y) all payments by the Borrower in Alternative Currency hereunder shall be made to the Administrative Agent’s Office for payments in such Alternative Currency and in Same Day Funds not later than 2:00 p.m. (London time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. New York time or 2:00 p.m. London time, as applicable shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, receiving any such payment severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligation of the Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13                        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Each Lender having sold a participation in any of its Obligations, acting solely for this purpose as agent for the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interest or obligation of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)           Payments Free of Taxes.  Except as otherwise required by law (as determined in the good faith discretion of the applicable withholding agent), any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified or Other Taxes, provided that if the applicable withholding agent shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  Without duplication of any amounts payable under Section 3.01(a), the Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.  Upon the reasonable request of any Credit Party, the Lenders, each L/C Issuer and the Administrative Agent agree to use their reasonable efforts to cooperate with such Credit Party (at such Credit Party’s direction and expense) in contesting the imposition of, or claiming a refund of, any Indemnified Taxes or Other Taxes paid by such Credit Party, whether directly to a Governmental Authority or pursuant to this Section, that such Credit Party reasonably believes were not correctly or legally asserted by the relevant Governmental Authority unless the Lender, L/C Issuer or the Administrative Agent, as the case may be, determines in good faith that pursuing such a contest or refund would be materially disadvantageous to it.

(d)           Evidence of Payments.  As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative

Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender to the extent it may lawfully do so shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of IRS Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in substantially the form of Exhibit 3.01(e) (a “Non-Bank Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and that interest payments being received are not effectively connected with the Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of IRS Form W-8BEN,

(iv)          in the case of a Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a Foreign Lender that is a partnership for U.S. federal income tax purposes for that is a participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY, together with the appropriate IRS Form W-8BEN, ECI or IMY, W-9 and/or Non-Bank Certificate with respect to each beneficial owner (provided that, if the Foreign Lender is a partnership, one or more of whose beneficial owners is claiming the portfolio interest exception, the Foreign Lender may provide the Non-Bank Certificate on behalf of such beneficial owners), and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such remaining portion may be received without deduction for, or at a reduced rate of, United States federal withholding tax; or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made, if any.

Any Lender or L/C Issuer that is a United States person under Section 7701(a)(30) of the Internal Revenue Code, to the extent it may lawfully do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or L/C Issuer becomes a Lender or L/C Issuer, as applicable, under this Credit Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender or L/C Issuer is entitled to an exemption from U.S. backup withholding tax.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or an L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest (attributable to the period of time that the Borrower had use of such funds) or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender or L/C Issuer be required to pay any amount to the Borrower the payment of which would place such Lender or L/C Issuer in a less favorable net after-tax position that such Lender or L/C Issuer would have been in if the Indemnified Tax giving rise to such refund had never been imposed.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Loans that are Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

3.04                        Increased Cost; Capital Adequacy.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any L/C Issuer;

(ii)           subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)           impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law, then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of a Lender, shall be conclusive absent manifest error.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

(c)           Limitation on Additional Amounts, Etc.  Notwithstanding anything to the contrary contained in this Article III of this Credit Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under this Article within nine (9) months after the later of (i) the date the Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to this Article III, to the extent of the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs nine (9) months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to this Article III.

3.07                        Survival Losses.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08                        Additional Reserve Costs.

(a)           In the case of any Lender making an Approved Currency Revolving Loan from a Lending Office in the United Kingdom or a Participating Member State, such Lender shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate calculated in accordance with the formula and in the manner set forth in Schedule 3.08 hereto.

(b)           For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank, the European System of Central Banks or the Bank of Canada, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost Rate) in respect of any of such Lender’s Eurodollar Rate Loans, such Lender shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c)           Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined in reasonable detail by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

ARTICLE IV

GUARANTY

4.01                        The Guaranty.

(a)           Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)           Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts or other documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)           any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04                        Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been indefeasibly paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07                        Guaranty of Payment; Continuing Guaranty.

The guarantee in this Article IV is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions to Closing Date.

The effectiveness of this Credit Agreement is subject to satisfaction of the following conditions precedent:

(a)                                  Executed Credit Agreement.  The Administrative Agent’s receipt of counterparts of this Credit Agreement dated as of the Closing Date, duly executed by a Responsible Officer of the Borrower and by each Lender party thereto, and in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and each of the Lenders.

(b)                                 [Reserved].

(c)                                  Officer Certificates.  The following shall be true as of the Closing Date, and the Administrative Agent shall have received a certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date, certifying each of the following:

(i)            Consents.  No consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;

(ii)           Material Adverse Effect.  There has been no event or circumstance since December 31, 2007 (other than an event or condition set forth in Schedule 5.01(c)(ii) hereto (each such event or condition, so listed on such Schedule, a “Scheduled Matter”), except for any development or change in any such Scheduled Matter after June 19, 2008 that would, in and of itself, have or could be reasonably expected to have a Material Adverse Effect), that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iii)          Material Litigation.  There shall be no action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect; and

(iv)          Representations and Warranties; No Default.  The conditions set forth in Sections 5.01(d) and (e) have been satisfied as of the Closing Date.

(d)                                 The representations and warranties set forth in Sections 6.06, 6.12, 6.13, 6.14 and 6.15 shall be true and correct as of the Closing Date.

(e)                                  No Default or Event of Default shall have occurred and be continuing or would result from the occurrence of the Closing Date.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to the Funding Date.

The obligation of each Lender and each L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Execution of Credit Documents and Joinders.  The Administrative Agent shall have received counterparts of (i) a Joinder Agreement to the Credit Agreement duly executed by a Responsible Officer of each Guarantor, (ii) the Security Agreement, duly executed by a Responsible Officer of the Borrower and each Guarantor, (iii) the Pledge Agreement, duly executed by a Responsible Officer of the Borrower and each Guarantor and (iv) Notes, to the extent requested by a Lender by written notice delivered to the Borrower at least five (5) Business Days prior to the Funding Date, duly executed by a Responsible Officer of the Borrower.

(b)                                 Spin-Off.  The Administrative Agent shall be reasonably satisfied that the Spin-Off will be consummated substantially simultaneously with, or within five (5) Business Days after, the initial Borrowing of Term Loans hereunder.  The Administrative Agent shall be satisfied that all governmental, shareholder and third party consents and approvals necessary in connection with the Spin-Off shall have been obtained and all applicable waiting periods shall have expired without any continuing action being taken by any authority that would restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries or the Transactions, and no Law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent would have such effect, in each case to the extent the foregoing could either reasonably be expected to prevent the consummation of the Spin-Off as contemplated by the Separation Agreement or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Personal Property Collateral.  The Collateral Agent’s receipt of the following:

(i)            Lien Priority.  Evidence, including UCC, tax and judgment lien searches from the jurisdiction of formation and jurisdiction of the chief executive office of each Credit Party and intellectual property searches, that none of the Collateral is subject to any Liens (in each case other than Permitted Liens);

(ii)                                  UCC Financing Statements.  Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Collateral;

(iii)                               Intellectual Property.  Such patent, trademark and copyright security agreements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Credit Parties’ material IP Rights;

(iv)                              Capital Stock.  Original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents and required to be delivered thereunder (to the extent such Capital Stock is certificated and other than certificates of Capital Stock of Foreign Subsidiaries), together with undated stock transfer powers executed in blank; provided that with respect to the stock of any Subsidiary of the Borrower, the Administrative Agent may, in its sole discretion, provide a reasonable amount of time after the initial funding for the Borrower to deliver such original certificates; and

(v)                                 Promissory Notes.  Original promissory notes to the extent required by the Security Agreement, if any, evidencing intercompany loans or advances owing to any Credit Party by any Subsidiary of the Borrower, together with undated allonges executed in blank (provided that the Administrative Agent may, in its sole discretion, provide a reasonable amount of time after the initial funding for the Borrower to deliver such original promissory notes).

(d)                                 Real Property Collateral.  The Collateral Agent shall have received:

(i)                                     a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the holders of the Obligations, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be substantially in the form of Exhibit 1.01D or otherwise in form and substance reasonably satisfactory to Collateral Agent;

(ii)                                  with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 5.02(d)(ii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) have been supplemented by the following endorsements: “tie-in” or “cluster” (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions, in each case to the extent requested by the Administrative Agent and available on commercially reasonable terms, and (C) contain no exceptions to title other than such as would be permitted under Section 8.01; provided, that this condition precedent may be waived in the sole discretion of the Administrative Agent (it being understood that in such case, the requirements hereof shall become a condition subsequent, to be met in a timeframe determined by the Administrative Agent in its sole discretion);

(iii)                               evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above; and

(iv)                              a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Credit Party relating thereto).

(e)                                  Evidence of Insurance.  The Collateral Agent’s receipt of copies of binders with respect to all property and liability insurance required to be maintained pursuant to Section 7.08 and the other Credit Documents (including without limitation, flood insurance policies to the extent required by any Credit Document); in form satisfactory to the Administrative Agent.

(f)                                    Opinions of Counsel.  The Administrative Agent’s receipt of a customary duly executed opinion of Wachtell, Lipton Rosen & Katz and of appropriate local counsel to the Credit Parties, dated as of the Funding Date, in each case reasonably satisfactory to the Administrative Agent.

(g)                                 Organization Documents, Etc.  The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Funding Date:

(i)                                     Charter Documents.  Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii)                                  Bylaws.  Copies of its bylaws, operating agreement or partnership agreement;

(iii)                               Resolutions.  Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv)                              Incumbency.  Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

(v)                                 Good Standing Certificates.  Certificates of good standing or the equivalent from its jurisdiction of organization or formation, in each case certified as of a recent date by the appropriate Governmental Authority.

(h)                                 Officer Certificates.  The following shall be true as of the Funding Date, and the Administrative Agent shall have received a customary certificate or certificates of a Responsible Officer of the Borrower, dated as of the Funding Date, certifying each of the following:

(i)                                     Material Adverse Effect.  There has been no event or circumstance since December 31, 2007 (other than a Scheduled Matter, except for any development or change in any such Scheduled Matter after June 19, 2008 that would, in and of itself, have or could be reasonably expected to have a Material Adverse Effect), that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(ii)                                  Material Litigation.  There shall be no action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(i)                                     Pro Forma Financial Statements.  The Lenders shall have received the balance sheet as of March 31, 2008 and, if the Funding Date is on or after August 31, 2008, June 30, 2008, and statements of income and cash flows for the period ended March 31, 2008 and, if the Funding Date is on or after August 31, 2008, June 30, 2008, in each case as to the Borrower and its Subsidiaries giving effect to the Transactions on a pro forma basis.

(j)                                     Financial Statements.  Copies of the financial statements referred to in Section 6.05.

(k)                                  Separation Agreement.  The Administrative Agent shall have received a final, execution version of the Separation Agreement, which shall not have any changes since the draft of July 25, 2008 provided to the Lead Arrangers that are materially adverse to the Lenders, and there shall have been no changes to the structure or terms of the Spin-Off and related transactions pursuant to Section 12.01 of the Separation Agreement that are materially adverse to the Lenders, in each case, unless reasonably satisfactory to the Lead Arrangers.

(l)                                     Solvency.  The Administrative Agent shall have received a customary certificate, dated as of the Funding Date, certified by the chief financial officer of the Borrower, stating that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(m)                               Fees and Expenses.  All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of any law firm or other counsel (including any local counsel)) invoiced to the Borrower at least two Business Days prior to the Funding Date and required to be paid on or before the Funding Date shall have been paid.

(n)                                 Senior Notes.  The Borrower shall have consummated the issuance of the Senior Notes.

(o)                                 Indebtedness.  After giving effect to the Funding Date, the Borrower and its Subsidiaries shall have no Indebtedness other than with respect to the Term Loans, the Existing Letters of Credit, the Senior Notes, Indebtedness permitted pursuant to Section 8.03(b) and other Indebtedness incurred in the ordinary course of business since the Closing Date and otherwise permitted hereunder and other Indebtedness as may be reasonably acceptable to the Lead Arrangers.

(p)                                 Schedule 7.08.  The Borrower shall have delivered to the Administrative Agent Schedule 7.08.

(q)                                 Funding Date. The Funding Date shall have occurred on or prior to September 30, 2008.

5.03                        Conditions to All Credit Extensions.

The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Credit Party contained in Article VI shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects).

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that (it being understood and agreed that on the Closing Date only, the representations and warranties set forth in this Article VI shall only be made to the extent set forth in Section 5.01(d)):

6.01                        Existence, Qualification and Power.

Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

6.02                        Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (i) any Contractual Obligation to which such Credit Party is party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject; or (c) violate any Law applicable to such Credit Party and the relevant Credit Documents, except, in the case of clauses (b) or (c) of this Section 6.02 only, as would not reasonably be expected to have a Material Adverse Effect.

6.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect, (b) filings to perfect security interests granted pursuant to the Credit Documents and (c) approvals, consents, exemptions, authorizations, or other actions, notices or filings the failure to procure which would not reasonably be expected to have a Material Adverse Effect).

6.04                        Binding Effect.

Each Credit Document has been duly executed and delivered by each Credit Party that is party hereto or thereto.  Each Credit Document constitutes legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and implied covenants of good faith and fair dealing.

6.05                        Financial Statements.

The audited combined balance sheets of the Borrower and its Subsidiaries as of December 31, 2007 and December 31, 2006 and the unaudited combined balance sheet as of March 31, 2008 and March 31, 2007 and, if the Funding Date is on or after August 31, 2008, June 30, 2008 and June 30, 2007, and the related combined statements of income or operations, shareholders’ equity (or invested equity) and cash flows for the years ending December 31, 2007, December 31, 2006 and December 31, 2005 and the fiscal quarters ending March 31, 2008 and (solely with respect to the statements of income or operations and cash flows) March 31, 2007 and, if the Funding Date is on or after August 31, 2008, for the fiscal quarters ended June 30, 2008 and (solely with respect to the statements of income or operations and cash flows) June 30, 2007, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

The unaudited pro forma condensed combined balance sheet of the Borrower and its Subsidiaries as at March 31, 2008, and, if the Funding Date is on or after August 31, 2008, June 30, 2008, and the related unaudited pro forma condensed combined statements of operations of the Borrower and its Subsidiaries for the three or, if the Funding Date is on or after August 31, 2008, six, months then ended and for the year ended December 31, 2007, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the combined pro forma financial condition of the Borrower and its Subsidiaries as at such date and the combined pro forma results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, in each case giving effect to the Transactions, all in accordance with Regulation S-X under the Securities Laws, as amended and the Borrower believes that the assumptions underlying such unaudited pro forma combined financial statements are reasonable.

6.06                        No Material Adverse Effect.

Since December 31, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect (other than a Scheduled Matter, except for any development or change in any such Scheduled Matter after June 19, 2008 that would, in and of itself, have or could be reasonably expected to have a Material Adverse Effect).

6.07                        Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.08                        No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09                        Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good and valid title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other material property, except as would not reasonably be expected to have a Material Adverse Effect, and the property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10                        Taxes.

Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect:  (a) the Borrower and each of its Subsidiaries (i) has timely filed (or has had filed on its behalf) all Tax returns required to be filed and (ii) has paid prior to delinquency all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided, in accordance with GAAP, if such contest suspends enforcement or collection of the claim in question; (b) neither the Borrower nor any of its Subsidiaries is aware of any proposed or pending tax assessments, deficiencies or audits; and (c) neither the Borrower nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

6.11                        ERISA Compliance.

(a)                                  Each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA which in the case of clause (i) through (iii) above, would reasonably be expected to have a Material Adverse Effect.

6.12                        Subsidiaries.

After giving effect to any modifications or updates pursuant to the last sentence of this Section 6.12, set forth on Schedule 6.12 is a list of all Subsidiaries of the Borrower immediately after giving effect to the consummation of the Spin-Off, together with the jurisdiction of organization, classes of Capital Stock and ownership and ownership percentages of each such Subsidiary as of such date.  After giving effect to any modifications or updates pursuant to the last sentence of this Section 6.12, Schedule 6.12 identifies the Subsidiaries that shall be parties to the Pledge Agreement and Security Agreement after giving effect to the consummation of the Spin-Off.  The outstanding Capital Stock has been validly issued, is owned free of Liens (other than Permitted Liens), and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable.  The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.12.  The Borrower, may on or prior to the Funding Date, provide information from time to time to modify and update the information set forth on Schedule 6.12 in a manner reasonably satisfactory to the Administrative Agent.

6.13                        Margin Regulations; Investment Company Act.

(a)                                  The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Credit Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14                        Disclosure.

No written report, financial statement, certificate or other information (taken as a whole) furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as of the date such information is provided and as of the Closing Date and the Funding Date; provided that, with respect to projected financial information and estimates, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15                        Compliance with Laws.

Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.16                        Solvency.

As of the Funding Date, the Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions will be, Solvent.

6.17                        Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, as of the Funding Date, each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  As of the Funding Date, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.18                        Security Agreement.

The security interest granted pursuant to the Security Agreement (i) will constitute a valid and perfected security interest in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A), (B) or (C) of this Section 6.18) in favor of the Collateral Agent, for the benefit of the holders of the Obligations, as collateral security for the Obligations, upon (A) the filing of all financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) delivery of all Instruments, Chattel Paper and negotiable Documents to the Collateral Agent and (C) completion of the filing, registration and recording of a fully executed agreement in the form of the Security Agreement (or a supplement thereto) and containing a description of all Collateral constituting intellectual property in the United States Patent and Trademark Office within the three month period (commencing as of the date hereof) or, in the case of Collateral constituting intellectual property acquired after the date hereof, thereafter pursuant to 35 USC § 261 and 15 USC § 1060 and the regulations thereunder with respect to United States Patents and United States registered Trademarks and in the United States Copyright Office within the one month period (commencing as of the date hereof) or, in the case of Collateral constituting intellectual property acquired after the date hereof, thereafter with respect to United States registered Copyrights pursuant to 17 USC § 205 and the regulations thereunder and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted by Section 8.01.  Unless otherwise specified in this Credit Agreement, solely with respect to this Section 6.18 capitalized terms used and not otherwise defined in this Credit Agreement shall have the meanings provided in the Security Agreement.

6.19        Pledge Agreement.

The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien other than Permitted Liens (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC) (to the extent perfection of a Lien in such Collateral can be obtained by filing UCC financing statements), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

6.20        Mortgages.

Upon the execution and delivery thereof, each of the Mortgages will be effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Mortgaged Properties identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the appropriate offices, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Properties, in each case prior and superior in right to any other Lien (other than Permitted Liens).

ARTICLE VII
AFFIRMATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will, and will cause each of its Subsidiaries to:

7.01        Financial Statements.

Deliver to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within ten (10) days of the date the Borrower is required to file its Form 10-K with the SEC and in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception, (ii) if otherwise prepared by the Borrower in the ordinary course of its business, an unaudited  consolidating balance sheet of the Borrower (limited to the “HSN” and “Cornerstone” businesses) as at the end of such fiscal year, and a related unaudited consolidating statement of income or operations for such fiscal year, and (iii) if required by Section 404 of Sarbanes-Oxley, an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley; and

(b)           as soon as available, but in any event within ten (10) days of the date the Borrower is required to file its Form 10-Q with the SEC and in any event not later than forty-five (45) days (or, solely in the case of the fiscal quarter of the Borrower ending June 30, 2008, 61 days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and (ii) if otherwise prepared by the Borrower in the ordinary course of its business, a consolidating balance sheet of the Borrower (limited to the “HSN” and “Cornerstone” businesses)  as at the end of such fiscal quarter, and the related consolidating statements of income or operations, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, with respect to the fiscal quarter ended June 30, 2008, such financial statements may be presented on a basis consistent with the historical financial statements referred to in the first paragraph of Section 6.05.

As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02        Certificates; Other Information.

Deliver to the Administrative Agent and each Lender:

(a)           within five (5) Business Days following the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to financial covenants or, if any such Default or Event of Default shall exist, stating the nature and status of such event (which may be limited to the extent consistent with industry practice or the policy of the accounting firm);

(b)           within five (5) Business Days following each delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) commencing with the fiscal quarter ended September 30, 2008, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto), (iii) setting forth a list of each Subject Disposition and Involuntary Disposition effected during the fiscal quarter or fiscal year, as the case may be, covered by such financial statements, to the extent the Net Cash Proceeds received in such Subject Disposition (or series of related Subject Dispositions) or Involuntary Disposition (or series of related Involuntary Dispositions) exceed $5.0 million or the Net Cash Proceeds received in all Subject Dispositions or Involuntary Dispositions effected during such fiscal year exceeds $10.0 million (or the elapsed portion of such fiscal year in the case of a Compliance Certificate relating to a fiscal quarter), and whether the Borrower and its Subsidiaries intend to reinvest the Net Cash Proceeds thereof or to use such Net Cash Proceeds to prepay the Loans and (iv) a calculation of the Cumulative Credit (in reasonable detail) as of the last day of the period covered by such financial statements;

(c)           copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request;

(e)           promptly after the furnishing thereof, copies of any material financial statement or report furnished to any holder of material Indebtedness of any Credit Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(f)            as soon as available, but in any event no more than sixty (60) days following the beginning of each fiscal year of the Borrower, annual expense budgets of the Borrower and its Subsidiaries on a consolidated basis, for such fiscal year of the Borrower; and

(g)           Within 15 Business Days after the date of any Major Disposition, the Borrower shall notify the Administrative Agent thereof and whether and to what extent the Net Cash Proceeds received therefrom is intended to be used to reinvest or make prepayments pursuant to Section 2.06(b)(ii).

Documents required to be delivered pursuant to Sections 7.01 or 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that the Administrative Agent, BAS and/or MLPF&S will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”) and that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”).  The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof), or otherwise indicated to the Administrative Agent as being “PUBLIC”; (2) by marking or otherwise indicating the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, BAS, MLPF&S and each L/C Issuer and the Lenders to treat such Credit Party Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07);

(3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent, BAS and MLPF&S shall be entitled to treat any Credit Party Materials that are not marked or otherwise indicated “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

7.03        Notification.

Promptly, and in any event within two Business Days after any Responsible Officer of the Borrower or any of its material Subsidiaries obtains knowledge thereof, notify the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default; and

(b)           the filing or commencement of any litigation, investigation or proceeding affecting any Credit Party which would reasonably be expected to have a Material Adverse Effect.

7.04        Preservation of Existence.

Except as otherwise permitted hereunder, do all things necessary to preserve and keep in full force and effect (x) its existence and (y) its rights, franchises and authority, except (i) to the extent, in the case of clauses (x) (with respect to any Subsidiary only and not the Borrower) and (y), that the failure to do so would not have a Material Adverse Effect, (ii) with respect to any Subsidiary only and not the Borrower, to the extent otherwise permitted by Section 8.04 hereof, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent such assets exceed estimated liabilities, are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Subsidiaries that are Guarantors may not be liquidated into Subsidiaries that are not Guarantors.

7.05        Payment of Taxes and Other Obligations.

(a)           Pay and discharge (i) all Taxes imposed upon it, or upon its income or profits, or upon any of its properties, before they become delinquent, (ii) all lawful claims (including claims for labor, material and supplies) that, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it becomes due, except in each case to the extent that the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; provided that no such Person shall be required to pay any amount that is being contested in good faith by appropriate proceedings and for which adequate reserves, determined in accordance with GAAP, have been established, if such contest suspends enforcement or collection of the claim in question.

(b)           Timely and correctly file all Tax returns required to be filed by it, except for failures to file that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.06        Compliance with Law.

Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings diligently pursued.

7.07        Maintenance of Property.

Maintain and preserve its material properties and equipment in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and make all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be necessary or proper, to the extent and in the manner customary for similar businesses.

7.08        Insurance.

(a)           Maintain at all times in force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as determined by the Borrower in its reasonable business judgment.  The Collateral Agent shall be named as loss payee, additional insured and/or mortgagee, as its interests may appear, with respect to any such insurance providing coverage in respect of any collateral under the Collateral Documents, and the Borrower shall request that each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered in any material respect or canceled, and that no act or default of any member of the Consolidated Group or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.  The insurance coverage for the Consolidated Group as of the Funding Date is described as to type and amount on Schedule 7.08 (which schedule, for the avoidance of doubt, shall be delivered to the Administrative Agent on or prior to the Funding Date).

(b)           If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area  with respect to which flood insurance has been made available under the National Food Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent.

7.09        Books and Records.

Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.

7.10        Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent or any Lender (in the case of such Lender, coordinated through the Administrative Agent) to (i) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (ii) visit and inspect any of its properties and examine its corporate, financial and operating records, once per fiscal year of the Borrower at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any of its representatives or independent contractors or any Lender (in the case of such Lender, coordinated through the Administrative Agent) may do any of the foregoing at the expense of the Borrower at any time during normal business hours.

7.11        Use of Proceeds.

Use the proceeds of the Term Loans to fund the IAC Dividend and pay costs and expenses related to the Transactions (including entry into this Credit Agreement) and use the proceeds of the Revolving Loans for working capital and general corporate purposes (but in no event may any Revolving Loans fund any portion of the IAC Dividend, the Spin-Off, any transaction contemplated by Section 8.12 or any of the other Transactions or any costs or expenses relating thereto) (but, for the avoidance of doubt, proceeds of Revolving Loans may be used in respect of obligations relating to such transactions after the  Spin-Off Date, including, for example, indemnification obligations or obligations relating to transition services), in each case not in contravention of any Law or of any Credit Document.

7.12        Joinder of Subsidiaries as Guarantors.

Promptly notify the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Domestic Subsidiary that is not a Guarantor (other than, a non-Wholly Owned Subsidiary invested in pursuant to Section 8.02(k) (unless such Subsidiary shall guarantee or provide Support Obligations in respect of any material Indebtedness (other than the Obligations) of the Borrower or another Subsidiary), or an Immaterial Subsidiary), which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto), and with respect to any such Subsidiary, within thirty (30) days, but in no event prior to the Spin-Off Date (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of the formation, acquisition or other receipt of interests thereof, cause the joinder of such Subsidiary as a Guarantor pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organization Documents, take all actions necessary to create and perfect a security interest in its assets to the extent required by the Security Agreement or Pledge Agreement and, if reasonably requested by the Administrative Agent, deliver favorable opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, if an Immaterial Subsidiary shall become a Material Subsidiary, such Subsidiary shall thereupon comply with the foregoing.

7.13        Pledge of Capital Stock.

From and after the Spin-Off Date, pledge or cause to be pledged to the Collateral Agent to secure the Obligations, other than in the case of Excluded Property: (a) one hundred percent (100%) of the issued and outstanding Capital Stock of each Domestic Subsidiary to the extent owned by a Credit Party within thirty (30) days (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests and (b) Capital Stock representing sixty-five percent (65%) (or if less, the full amount owned by such Subsidiary) of each class of the issued and outstanding Capital Stock of each First-Tier Foreign Subsidiary to the extent owned by a Credit Party within thirty (30) days (or up to twenty (20) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests, in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with, if reasonably requested by the Administrative Agent, opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower shall not be required to deliver to the Collateral Agent opinions of foreign counsel or foreign-law pledge agreements with respect to the pledge of Capital Stock of any Foreign Subsidiary unless the Administrative Agent shall have reasonably requested such foreign counsel opinions or foreign-law pledge agreements (it being understood and agreed that the Administrative Agent shall not be entitled to request such foreign counsel opinions or foreign-law pledge agreements or the delivery of stock certificates with respect to any Subsidiary that, together with its Subsidiaries, generated less than $2.0 million of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, ending on the last day of the most recent period referred to in the first sentence of Section 6.05)).  It is further understood and agreed that even if such foreign counsel opinions, foreign law security agreements or stock certificates with respect to any Subsidiary shall not be required to be delivered to the Collateral Agent pursuant to the foregoing, the Capital Stock thereof shall nevertheless constitute Collateral, except to the extent constituting Excluded Property.

7.14        Pledge of Other Property.

With respect to each Credit Party, pledge and grant a security interest in all of its personal property, tangible and intangible, owned and leased (except (a) Excluded Property, (b) as otherwise set forth in Section 7.13 with respect to Capital Stock and (c) as otherwise set forth in the Collateral Documents) to secure the Obligations, within thirty (30) days (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of the acquisition or creation thereof pursuant to such pledge and security agreements, joinder agreements or other documents as may be required, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

7.15        Further Assurances Regarding Collateral.

(a)           Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error relating to the granting or perfection of security interests that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents, (ii) to the fullest extent permitted by applicable law, subject any Credit Party’s or any Credit Party’s Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Obligations the rights granted to the holders of the Obligations under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party or any Credit Party’s Subsidiaries is or is to be a party, and cause each of the Borrower’s Subsidiaries to do so.

(b)           In the event the Borrower or any other Credit Party acquires (i) a fee interest in any real property after the Closing Date (excluding Excluded Property) and such real property (together with any improvements thereon), when taken together with all contiguous parcels of real property interests (or other parcels of real property interests proximately located and used in connection therewith) then held by any Borrower or any other Credit Party, has a fair market value of at least $2.5 million, or (ii) a leasehold interest in any real property after the Closing Date (excluding Excluded Property) and such leasehold interest, when taken together with all contiguous parcels of real property interests (or other parcels of real property interests proximately located and used in connection therewith) then held by any Borrower or any other Credit Party shall have a fair market value in excess of $3.5 million, the Borrower shall promptly (x) notify the Administrative Agent of such acquisition and (y) deliver, or cause to be delivered within sixty (60) days (or up to fifteen (15) days later if the Administrative Agent, in its sole discretion, consents thereto in writing), to the Collateral Agent a fully executed Mortgage (subject to all Permitted Liens) over such real property in form and substance reasonably satisfactory to the Administrative Agent, together with such Title Insurance Policies, Surveys, appraisals (if required by law), “Life-of-Loan” flood hazard determinations, evidence of insurance (including, without limitation, flood insurance if required by Section 7.08(b)), legal opinions and other documents and certificates, in each case, in form and substance reasonably satisfactory to the Administrative Agent (or, in the case of the Mortgage, substantially in the form of Exhibit 1.01D hereto), as shall be reasonably requested by the Administrative Agent; provided that solely with respect to leasehold mortgages as described in clause (ii), the Borrower (x) shall only be required to use commercially reasonable efforts to obtain any such Mortgage and related documentation and only to the extent requested by the Administrative Agent and (y) shall not be required to make any economic concessions to obtain any such Mortgage.

(c)           Notwithstanding anything to the contrary provided herein or in any Credit Document, the Borrower and the Subsidiaries shall not be required to take any action required to perfect or maintain the perfection of any of the Liens of the Agents or Lenders with respect to cash, deposit accounts or securities accounts except to the extent such perfection is achieved by filing of financing statements, although cash, deposit accounts and securities accounts shall nevertheless constitute Collateral.

7.16        Post-Closing Matters.

(a)           The Borrower shall, no later than 3 Business Days after the Funding Date (or such later date as the Administrative Agent, in its sole discretion, shall agree to), provide to the Collateral Agent copies of insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Credit Documents together with endorsements identifying the Collateral Agent as additional insured or loss payee, with respect to all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming any part of the Collateral.

(b)           The Borrower shall, or shall cause the applicable Credit Party to, no later than thirty (30) Business Days after the Funding Date (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing), provide the Collateral Agent, with respect to each Mortgaged Property:

(i)      a Survey certificated to Collateral Agent and the Title Company;

(ii)     endorsements to Title Policy delivered to the Collateral Agent insuring the Mortgage encumbering such Mortgaged Property, paid for by the Borrower or the applicable Credit Party, (1) eliminating the general or standard survey exceptions to the extent not previously eliminated but reading in any other exceptions shown on the Survey, (2) providing the comprehensive and survey endorsements thereto if request by the Collateral Agent, as well as any other endorsements reasonably requested by the Collateral Agent to the extent not previously provided which were omitted solely as a result of the applicable Credit Party’s inability to obtain and deliver a Survey contemporaneously with said Title Policy and (3) otherwise amending the same so that the requirements set forth in clause (ii) of Section 5.02(d) are satisfied; provided, in no event shall the Title Policy or associated endorsements be required to endorse or eliminate exceptions that constitute Permitted Liens; and

(iii)    an amendment (in form and substance reasonably acceptable to the Collateral Agent) to the Mortgage and fixture filing encumbering such Mortgaged Property amending the legal description therein, if necessary in the reasonable judgment of the Collateral Agent in light of the Survey delivered under this section (together with a modification endorsement to the Title Policy delivered to the Collateral Agent insuring the Mortgage encumbering such Mortgaged Property and opinions of local counsel with respect thereto to the extent necessary in the reasonable judgment of the Collateral Agent, in each case in form and substance reasonably acceptable to the Collateral Agent).

(c)           With respect to each Mortgaged Property, Borrower will use, and will cause each applicable Credit Party to use, commercially reasonable efforts to obtain such consents, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Collateral Agent as soon as reasonably practicable.  No Credit Party shall be required to make any economic concessions to obtain any such consents, estoppels, tenant subordination agreements or other instruments.

(d)           With respect to each location set forth on Schedule 7.16(d), Borrower shall, or shall cause the applicable Credit Party to provide, a Landlord Access Agreement as soon as reasonably practicable; provided that (i) no such Landlord Access Agreement shall be required with respect to any real property that has not been obtained after the Credit Party that is the lessee of such real property shall have used commercially reasonable efforts to do so and (ii) no Credit Party shall be required to make any economic concessions to obtain any such Landlord Access Agreement.

7.17        FCC Licenses.

Cause each FCC License (other than two-way radio licenses) required for the Borrower and its Subsidiaries to conduct their businesses to be held by a License Subsidiary; provided, that, to the extent the same become Subsidiaries hereafter, Ventana Television Holdings, Inc. and Ventana Television, Inc. may conduct their operations in the ordinary course, consistent with past practice and may retain any FCC License held by such entities as of the date hereof and/or acquire future FCC Licenses of a similar nature or which are ancillary to the operations of Ventana Television Holdings, Inc. or Ventana Television, Inc.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will not, and will not permit any of its Subsidiaries to:

8.01        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens created pursuant to the Credit Documents;

(b)           Liens under the Collateral Documents given to secure obligations under Swap Contracts between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Swap Contract, provided that such Swap Contracts are otherwise permitted under Section 8.03;

(c)           Liens existing on the Closing Date and listed on Schedule 8.01, or, to the extent not so listed, Liens, which, when taken together with all other Liens existing on the Closing Date and not so listed, secure Indebtedness in an aggregate principal amount not exceeding $5.0 million, in each case together with any extensions, replacements, modifications or renewals of the foregoing; provided that the collateral interests are not broadened or increased or secure any Property not secured by such Liens on the Closing Date

(but shall be permitted to apply to after-acquired property affixed or incorporated into the property covered by such Lien and the proceeds and products of the foregoing);

(d)           Liens for taxes, assessments or governmental charges or levies not yet due or to the extent non-payment thereof is permitted under Section 7.05;

(e)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, are not overdue by more than 30 days, or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to a foreclosure, sale or loss proceeding on account thereof (other than a proceeding where foreclosure, sale or loss has been stayed));

(f)            Liens incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(g)           Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 9.01(i);

(h)           easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter (other than with respect to Mortgaged Property), minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business of the Borrower or its Subsidiaries, or in respect of any real property which is subject to a Mortgage, any title defects, liens, charges or encumbrances (other than such prohibited monetary Liens) which the Title Company is prepared to endorse or insure by exclusion or affirmative endorsement reasonably acceptable to the Administrative Agent and which is included in any Title Policy;

(i)            Liens on property of any Person securing purchase money and Sale and Leaseback Transaction Indebtedness (including capital leases and Synthetic Leases) of such Person, in each case to the extent incurred under Section 8.03(c) (or any refinancing of such Indebtedness incurred under Section 8.03(l)); provided, that any such Lien attaches only to the Property financed or leased and such Lien attaches prior to, at the time of or within one hundred eighty (180) days after the later of the date of acquisition of such property or the date such Property is placed in service (or, in the case of Liens securing a refinancing of such Indebtedness pursuant to Section 8.03(l), any such Lien attaches only to the Property that was so financed with the proceeds of the Indebtedness so refinanced);

(j)            licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(k)           any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Credit Agreement;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Investments permitted by Section 8.02 hereof;

(m)          normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions not securing Indebtedness;

(n)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)           Liens on Property securing obligations incurred under Section 8.03(h) (or any refinancing of such obligations incurred under Section 8.03(l)); provided that the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any Property other than the Property so acquired (or, in the case of Liens securing a refinancing of such obligations pursuant to Section 8.03(l), the Property acquired with the proceeds of the obligations so refinanced);

(p)           Other Liens in an aggregate amount not to exceed $30.0 million;

(q)           Liens in respect of any Indebtedness incurred by a Foreign Subsidiary to the extent such Liens extend only to the Property of the Foreign Subsidiary or Foreign Subsidiaries incurring such Indebtedness;

(r)            pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(s)           Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t)            Liens securing obligations incurred pursuant to Section 8.03(n);

(u)           Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture;

(v)           Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Borrower or a Subsidiary; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such bankers’ acceptance or bank guarantee to the extent permitted under Section 8.03;

(w)          Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums; and

(x)            Liens in favor of the Borrower or any Guarantor; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

8.02        Investments.

Make or permit to exist any Investments, except:

(a)           cash and Cash Equivalents of or to be owned by the Borrower or a Subsidiary;

(b)           Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 8.02 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of any Investment pursuant to this clause (b) is not increased at any time above the amount of such Investment existing on the Closing Date, unless such increase is permitted by any clause of this Section 8.02 (other than by this clause (b)), in which case the capacity of such other clause shall be reduced by such increase;

(c)           to the extent not prohibited by applicable Law, advances to officers, directors and employees and consultants of the Borrower and Subsidiaries made for travel, entertainment, relocation and other ordinary business purposes in an aggregate amount not to exceed $5.0 million at any time outstanding or, to the extent not used as part of or to increase the Cumulative Credit, in connection with such person’s purchase of equity of the Borrower;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers, clients, developers or purchasers or sellers of goods or services made in the ordinary course of business;

(e)           except to the extent constituting an Acquisition, Investments by the Borrower and Domestic Subsidiaries in Domestic Credit Parties;

(f)            [Reserved];

(g)           Investments by Foreign Subsidiaries in any member of the Consolidated Group (including other Foreign Subsidiaries);

(h)           Support Obligations incurred pursuant to Section 8.03;

(i)            Investments comprised of Permitted Acquisitions;

(j)            [Reserved];

(k)           Investments at any time outstanding in an aggregate amount not to exceed the greater of $40.0 million and 1.0% of Consolidated Total Assets at such time plus, so long as (x) no Default shall have occurred and be continuing or exist after giving effect thereto and (y) after giving effect on a Pro Forma Basis to the Investment to be made, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Borrower would be in compliance with Section 8.10, the amount of the Cumulative Credit at such time; (and if the Investment is greater than $15.0 million, then the Borrower shall deliver a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (y)); provided that if any Investment is made pursuant to this Section 8.02(k) in any Person that is not a Domestic Credit Party and such Person thereafter becomes a Domestic Credit Party, such Investment shall thereafter be deemed to have been made pursuant to Section 8.02(e);

(l)            Investments representing non-cash consideration received in connection with any Subject Disposition permitted pursuant to Section 8.05;

(m)          Investments contemplated by Section 8.12;

(n)           Swap Contracts allowed by Section 8.03(d);

(o)           Investments resulting from pledges and deposits under Section 8.01(f), (l) or (r);

(p)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q)           loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(r)            to the extent not used as part of or increasing the Cumulative Credit, any Investment procured solely in exchange for the issuance of Qualified Capital Stock;

(s)           Investments to the extent consisting of the redemption, purchase, repurchase or retirement of any common Capital Stock permitted under Section 8.06;

(t)            advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(u)           Investments by Borrower and its Subsidiaries if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount to such Person under Section 8.06(f) (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under such clause for all purposes of the Credit Documents);

(v)           guarantees by the Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(w)          Investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons otherwise permitted hereunder; and

(x)            Investments by the Borrower or any Guarantor in any Foreign Subsidiary consisting solely of (x) the contribution or other Disposition of Capital Stock or Indebtedness of any other Foreign Subsidiary held directly by the Borrower or such Guarantor in exchange for Indebtedness, Capital Stock (or additional share premium or paid in capital in respect of Capital Stock) or a combination thereof of the Foreign Subsidiary to which such contribution is made or (y) an exchange of Capital Stock of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary.

8.03                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness existing or arising under this Credit Agreement and the other Credit Documents;

(b)           The Existing Letters of Credit and Indebtedness (other than the Existing Letters of Credit) existing on the Closing Date set forth on Schedule 8.03 or, to the extent not listed on Schedule 8.03, the aggregate principal amount of which, when taken with all other Indebtedness existing on the Closing Date and not so listed, does not exceed $5.0 million;

(c)           capital lease obligations and purchase money Indebtedness (including obligations in respect of capital leases) to finance the purchase or acquisition of fixed assets, at any time outstanding (when aggregated with the aggregate amount of refinancing

Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(c)) not to exceed the greater of $40.0 million and 1.0% of Consolidated Total Assets; provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(d)           obligations under Swap Contracts entered into to manage existing or anticipated risks and not for speculative purposes;

(e)           unsecured intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02(e), (g) or (x);

(f)            unsecured Indebtedness of the Borrower to the extent (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof at such time; (ii) after giving pro forma effect to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Borrower would be in compliance with Section 8.10 (and if the Indebtedness incurred is greater than $15.0 million, then the Borrower shall deliver a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (ii)); (iii) such Indebtedness matures no earlier than the Term Loans and has a Weighted Average Life to Maturity that is no shorter than the Term Loans; (iv) such Indebtedness does not have prepayment or redemption events that are less favorable to the Borrower and its Subsidiaries than those relating to the Term Loans; and (v) such Indebtedness has other terms that are, taken as a whole, not materially less favorable to the Borrower and its Subsidiaries than the terms of the Credit Agreement; provided that such Indebtedness may benefit from unsecured guarantees from the Guarantors on the same basis as the Borrower has issued such Indebtedness;

(g)           [Reserved];

(h)           Indebtedness acquired or assumed pursuant to a Permitted Acquisition in an aggregate principal amount at any time outstanding (when aggregated with the aggregate amount of refinancing Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(h)) not to exceed $25.0 million; provided that (a) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (b) after giving pro forma effect to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Borrower would be in compliance with Section 8.10;

(i)            Indebtedness arising under any performance or surety bond, completion bond or similar obligation entered into in the ordinary course of business consistent with past practice;

(j)            Indebtedness of the Borrower and its Subsidiaries (and guarantees thereof, without duplication) not contemplated in the foregoing clauses of this Section 8.03 in an aggregate principal amount at any time outstanding not to exceed the greater of $40.0 million and 1.0% of Consolidated Total Assets at such time;

(k)           Indebtedness incurred under the Senior Notes and guarantees by the Guarantors thereof;

(l)            any refinancing of Indebtedness incurred pursuant to Section 8.03(b), (c), (f), (h) or (k) so long as (i) if the Indebtedness being refinanced is Subordinated Debt, then such refinancing Indebtedness shall be at least as subordinated in right of payment and otherwise to the Obligations as the Indebtedness being refinanced, (ii) the principal amount of the refinancing Indebtedness is not greater than the principal amount of the Indebtedness being refinanced, together with any premium paid, and accrued interest and reasonable fees in connection therewith thereon and reasonable costs and expenses incurred in connection therewith, (iii) the final maturity and Weighted Average Life to Maturity of the refinancing Indebtedness is not earlier or shorter, as the case may be, than the Indebtedness being refinanced, (iv) no Subsidiary (other than a Credit Party) that is not an obligor with respect the Indebtedness to be refinanced shall be an obligor with respect to the refinancing Indebtedness and (v) the material terms (other than as to interest rate, which shall be on then market terms) of the refinancing Indebtedness taken as a whole are at least as favorable to the Consolidated Group and the Lenders as under the Indebtedness being refinanced;

(m)          overdrafts paid within 5 Business Days;

(n)           Indebtedness in respect of trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness) in the ordinary course of business; provided that the aggregate stated amount of any such trade letters of credit, warehouse receipts or similar instruments shall not exceed, as of the date of issuance, amendment or extension thereof, $75.0 million minus the aggregate L/C Obligations outstanding on such date; provided further that Indebtedness in respect of any such trade letter of credit may not be incurred pursuant to this Section 8.03(n) unless (x) such trade letter of credit is not denominated in an Approved Currency and (y) such trade letter of credit is either (A) issued in and utilized with respect to a jurisdiction in which no L/C Issuer has any obligation to provide Letters of Credit pursuant to application of Section 2.03(a)(ii)(A) or (B) or (B) issued under circumstances in which no L/C Issuer is otherwise able to provide a reasonably satisfactory Letter of Credit;

(o)           Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p)           Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)           Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(r)            [Reserved];

(s)           Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation, indemnification, adjustment of purchase or acquisition price or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(t)            all premium (if any), interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above; and

(u)           Support Obligations by any member of the Consolidated Group in respect of Indebtedness incurred under subsections (a) through (t) of this Section 8.03, solely to the extent such member of the Consolidated Group would have itself been able to originally incur such Indebtedness.

8.04                        Mergers and Dissolutions.

(a)           Enter into a transaction of merger or consolidation, except that:

(i)            a Domestic Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with the Borrower or another Domestic Subsidiary of the Borrower; provided that if the Borrower is a party to such transaction, the Borrower shall be the surviving Person; provided, further that if the Borrower is not a party to such transaction but a Guarantor is, such Guarantor shall be the surviving Person or the surviving Person shall become a Guarantor immediately upon the consummation of such transaction;

(ii)           a Foreign Subsidiary may be party to a transaction of merger or consolidation with the Borrower or a Subsidiary of the Borrower; provided that (A) if the Borrower is a party thereto, it shall be the surviving entity, (B) if a Guarantor is a party thereto, it shall be the surviving Person or the surviving Person shall become a Guarantor immediately following the consummation of such transaction, and (C) if a Foreign Subsidiary is a party thereto and a Domestic Subsidiary is not a party thereto, the surviving entity shall be a Foreign Subsidiary and the Borrower and its Subsidiaries shall be in compliance with the requirements of Section 7.13;

(iii)          a Subsidiary may enter into a transaction of merger or consolidation in connection with a Subject Disposition effected pursuant to Section 8.05, so long as no more assets are Disposed of as a result of or in connection with any transaction undertaken pursuant to this clause (iii) than would otherwise have been allowed pursuant to Section 8.05;

(iv)          mergers and consolidations contemplated by Section 8.12 shall be permitted; and

(v)           the Borrower or any Subsidiary may merge with any other Person in connection with an Investment permitted pursuant to Section 8.02 so long as the continuing or surviving Person shall be a Subsidiary, which shall be a Guarantor if the merging Subsidiary was a Guarantor and which together with each of its Subsidiaries shall have complied with the requirements of Section 7.12; provided, that following any such merger or consolidation involving the Borrower, the Borrower is the surviving Person.

(b)           Except in connection with a transaction permitted by Section 8.04(a)(i), the Borrower will not dissolve, liquidate or wind up its affairs.

8.05                        Dispositions.

Make any Subject Disposition or Specified Intercompany Transfer, unless (i) in the case of a Subject Disposition only, at least seventy-five percent (75%) of the consideration received from each such Subject Disposition is cash or Cash Equivalents, (ii) such Subject Disposition or Specified Intercompany Transfer is made at fair market value and (iii) the aggregate amount of Property so Disposed (valued at fair market value thereof) in all Subject Dispositions and Specified Intercompany Transfers in any fiscal year of the Borrower does not exceed $75.0 million; provided that any amount not used in any such fiscal year may be carried forward and used in the two immediately succeeding fiscal years of the Borrower (but no other fiscal years).

8.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)           each Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary, or in the case of a Subsidiary that is not a Wholly Owned Subsidiary, to each equity holder of such Subsidiary on a pro rata basis (or on more favorable terms from the perspective of the Borrower and its Wholly Owned Subsidiaries), based on their relative ownership interests or, solely to the extent required by law and involving de minimis amounts, on a non-pro rata basis to such equity holders;

(b)           Restricted Payments contemplated by Section 8.12 shall be permitted.

(c)           any refinancing permitted pursuant to Section 8.03(l) shall be permitted;

(d)           [Reserved];

(e)           the Borrower may declare and make payments in respect of the IAC Dividend on or about the Funding Date;

(f)            the Borrower may make Restricted Payments at any time in an aggregate amount not to exceed the greater of $40.0 million and 1.0% of Consolidated Total Assets plus if (i) as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), (x) the Borrower would be in compliance with Section 8.10 and (y) the Consolidated Total

Leverage Ratio would not be in excess of 2.25:1.00 (and if the Restricted Payment is greater than $15.0 million, then the Borrower shall deliver a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (i))and (ii) no Default shall have occurred and be continuing or exist after giving effect thereto, the amount of the Cumulative Credit at such time;

(g)           the Borrower may make payments or prepayments of principal on, or redemptions, repurchases or acquisitions for value of, its Indebtedness (other than Subordinated Indebtedness) that is not secured by a Lien (x) in an aggregate principal amount for all such payments, prepayments, redemptions, repurchases and acquisitions not to exceed $50.0 million or (y) at any time following the date that no Term Loans or Incremental Term Loans are outstanding;

(h)           to the extent not used as part of or increasing the Cumulative Credit, the Borrower may purchase, redeem or otherwise acquire shares of its common Capital Stock with the proceeds received from the substantially concurrent issue of new shares of its common Capital Stock;

(i)            the members of the Consolidated Group may prepay or repay intercompany Indebtedness otherwise permitted hereunder owed to other members of the Consolidated Group; and

(j)            repurchases of Capital Stock deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units if such Capital Stock represents the exercise price of such options or warrants or represents withholding taxes due upon such exercise or vesting.

8.07                        Change in Nature of Business.

Engage in any material line of business other than a Permitted Business.

8.08                        Change in Accounting Practices or Fiscal Year.

Change its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year of the Borrower or any Subsidiary, in each case without prior written notice to the Administrative Agent and the Lenders.

8.09                        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower (other than between or among (x) the Borrower and/or one or more Guarantors or (y) one or more Subsidiaries of the Borrower that are not Guarantors), whether or not in the ordinary course of business, other than (i) on fair and reasonable terms substantially as favorable in all material respects to the Borrower or the applicable Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) Restricted Payments permitted by Section 8.06 (other than Section 8.06(c)), (iii) Investments permitted by Section 8.02 (c), (g), (u) or (x) or, to the extent that such transaction is with a Person that becomes an Affiliate of the Borrower or a Subsidiary solely as a result of such transaction, any transaction pursuant to Section 8.02(i) or (k) and (iv) transactions contemplated by Section 8.12 shall be permitted.

8.10                        Financial Covenants.

(a)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 2.75:1.00.

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00:1.00.

8.11                        Limitation on Subsidiary Distributions.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Law; (ii) this Credit Agreement and the other Credit Documents; (iii) the Senior Notes; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 8.01 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale; (viii) without affecting the Credit Parties’ obligations under Sections 7.12, 7.13 or 7.14, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition pursuant to Section 8.03(h), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (xi) in the case of any Subsidiary that is not a Wholly Owned Subsidiary in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organization Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity; (xii) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 8.03, (xiii) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.03(f) to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Senior Notes as in effect on the Closing Date; (xiii) customary net worth provisions contained in real property leases entered into by the Borrower or any Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; (xiv) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (xv) restrictions in agreements representing Indebtedness permitted under Section 8.03 of a Subsidiary of the Borrower that is not a Guarantor; (xvi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (xvii) any encumbrances or restrictions imposed by any refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to above; provided that such refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

8.12                        Spin-Off.

Notwithstanding anything to the contrary provided herein or any Credit Document, nothing in this Credit Agreement shall prohibit the Spin-Off and any transaction undertaken in connection therewith (including the conversion of the Borrower or any of its Subsidiaries to a limited liability company in the country of its organization, Restricted Payments or intercompany transfers of cash, Subsidiaries or other assets among the Borrower and its Subsidiaries and to IAC or any of its Subsidiaries, purchases of assets from IAC or any of its Subsidiaries, and payments of intercompany payables among the Borrower and its Subsidiaries or to IAC or any of its Subsidiaries (including “true-up” payments to IAC or any of its Subsidiaries subsequent to completion of the Spin-Off), whether in the ordinary course of business or in preparation for the Spin-Off or otherwise in connection therewith), in each case to the extent contemplated by the Separation Agreement. For the avoidance of doubt, but not in derogation of the requirements of the previous sentence, any Restricted Payments made or transactions with any Affiliate of the Borrower entered into in the ordinary course of business consistent with past practice between the Closing Date and the Spin-Off Date shall not be prohibited by the terms of this Credit Agreement.

8.13                        Transfers/Investments with Respect to Certain Subsidiaries.

Make or permit any Disposition of Property to, or any Investment in, any Guarantor (other than de minimis Property or Investments) in respect of which no opinion referred to in Section 5.02(f) has been delivered to the Administrative Agent, unless and until an opinion with respect to such Guarantor has been so delivered (it being understood that the only Guarantors in respect of which no such opinion may be delivered on the Funding Date shall be Guarantors that meet the requirements of the definition of Immaterial Subsidiary, without giving effect to the proviso to such definition).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any

L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any regularly accruing fee due hereunder or any other amount payable hereunder or under any other Credit Document; or

(b)           Specific Covenants.  The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.11 or Article VIII or, with respect to the existence of the Borrower only, Section 7.04; or

(c)           Other Defaults.  The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) calendar days after written notice to the defaulting party or the Borrower by the Administrative Agent or the Required Lenders; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any member of the Consolidated Group (A) fails (beyond the period of grace (if any) provided in the instrument or agreement pursuant to which such Indebtedness was created) to make any payment when due (whether by scheduled maturity, interest, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder or Indebtedness under Swap Contracts) having a principal amount (with principal amount for the purposes of this clause (e) including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), when taken together with the principal amount of all other Indebtedness and Support Obligations as to which any such failure has occurred, exceeding $25.0 million or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded, which has an unpaid principal amount, when taken together with the unpaid principal amounts of all other Indebtedness and Support Obligations as to which any such failure or event has occurred, exceeding $25.0 million; or (ii) there occurs under any Swap Contract an “early termination date” (or term of similar import) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the “defaulting party” (or term of similar import) or (B) any “termination event” (or term of similar import) under such Swap Contract as to which the Borrower or any Subsidiary is an “affected party” (or term of similar import) and, when taken together with all other Swap Contracts as to which events of default or events referred to in the immediately preceding clauses (A) or (B) are applicable, the Swap Termination Value owed by the Borrower and its Subsidiaries exceeds $25.0 million; or

(f)            Insolvency Proceedings, Etc.  The Borrower, any Guarantor or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Change of Control.  There shall have occurred a Change of Control of the Borrower; or

(h)           Inability to Pay Debts; Attachment.  The Borrower, any Guarantor or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i)            Judgments.  There is entered against any member of the Consolidated Group one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25.0 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or otherwise discharged), and there is a period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, is not in effect; or

(j)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25.0 million, or (ii) a Credit Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25.0 million; or

(k)           Invalidity of Credit Documents.  Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any

Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 5.02, 7.13, 7.14 or 7.15 shall for any reason cease to create a valid and perfected first priority Lien to the extent required by the Collateral Documents (subject to Liens permitted by Section 8.01) on Collateral that is (i) purported to be covered thereby and (ii) comprises Property which, when taken together with all Property as to which such a Lien has so ceased to be effective, has a fair market value in excess of $7.5 million (other than by reason of (x) the express release thereof pursuant to Section 10.10, (y) the failure of the Collateral Agent to retain possession of Collateral physically delivered to it or (z) the failure of the Collateral Agent to timely file Uniform Commercial Code continuation statements).

9.02                        Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitments of the Lenders and the obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (h), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Facility Fees, Commitment Fees and Letter of Credit Fees) payable to the Lenders (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees and Facility Fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and each L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

AGENTS

10.01                 Appointment and Authorization of Administrative Agent and Collateral Agent.

(a)           Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and authorizes each of the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto.  In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Administrative Agent or the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

(c)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent and Collateral Agent in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Collateral Agent” as used in this Article X included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

10.02                 Rights as a Lender.

Each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent or any of its or their Affiliates in any capacity.

Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02)

or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or an L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.04                 Reliance by Administrative Agent and Collateral Agent.

The Administrative Agent and Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each of the Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, each of the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent, as the case may be.  The Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

10.06                 Resignation of the Administrative Agent or the Collateral Agent.

Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, each L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, with the consent of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent or Collateral Agent, as the case may be, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as the case may be, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as the case may be, on behalf of the Lenders or the L/C Issuers under any of the Credit Documents, such retiring Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as the case may be, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as the case may be, shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be, as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as the case may be, and the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as the case may be.

Any resignation by Bank of America as Administrative Agent or Collateral Agent, as the case may be, pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and

Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07                 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties.

Anything herein to the contrary notwithstanding, none of the “Syndication Agent,” “Co-Documentation Agents,” “Co-Lead Arrangers” and “Co-Book Managers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an L/C Issuer hereunder.

10.09                 Administrative Agent or Collateral Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent or Collateral Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent or the Collateral Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the

Lenders, the L/C Issuers, the Collateral Agent and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent or the Collateral Agent, as the case may be, and, in the event that such Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent or the Collateral Agent, as the case may be, any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or the Collateral Agent, as the case may be, and its agents and counsel, and any other amounts due to such Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent or Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10                 Collateral and Guaranty Matters.

The Lenders and each L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(a)           to release any Guarantor from its obligations under the Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or if the conditions set forth in clause (b)(i) below are satisfied;

(b)           to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations not then due and payable, (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable) and the expiration or termination of all Letters of Credit (or if any Letters of Credit shall remain outstanding, upon (x) the cash collateralization of the Outstanding Amount of Letters of Credit on terms satisfactory to the Administrative Agent and the applicable L/C Issuer (if other than the Administrative Agent) or (y) the receipt by the applicable L/C Issuer of a backstop letter of credit on terms satisfactory to the Administrative Agent and the applicable L/C Issuer (if other than the Administrative Agent)), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document (other than any such sale to another Credit Party), or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(c)           to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(i).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.

10.11                 Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender any applicable Tax.  If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  For the avoidance of doubt, this Section shall not limit or expand any Tax indemnification obligation of any Credit Party under this Credit Agreement.

10.12                 Treasury Management Agreements and Swap Contracts.

Except as otherwise expressly set forth herein or in any Collateral Document, no Treasury Management Bank or Hedge Bank that obtains the guarantees hereunder or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and the Administrative Agent (at the direction of the Required Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)           without the consent of each Lender, no such amendment, waiver or consent shall:

(i)            amend or waive any condition precedent to the initial Credit Extension set forth in Section 5.02 or (solely with respect to the initial Credit Extension) any condition precedent set forth in Section 5.03;

(ii)           change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts;

(iii)          change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(iv)          release all or substantially all of the Collateral (other than as provided herein as of the Closing Date or as appropriate in connection with transactions permitted hereunder as of the Closing Date), or

(v)           release all or substantially all of the value of the guarantees provided by the Guarantors without the written consent of each Lender (other than as provided herein as of the Closing Date or as appropriate in connection with transactions permitted hereunder as of the Closing Date);

(b)           without the consent of each Lender adversely affected thereby, no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii)           waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document or change the scheduled final maturity of any Loan,

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder, or

(iv)          except as otherwise expressly permitted in the Credit Documents as in effect on the Closing Date, expressly subordinate any of the Obligations in right of payment to any other obligations or subordinate all or substantially all of the Liens securing the Obligations to Liens securing any other Indebtedness;

(c)           unless signed by the Required Term Lenders, no such amendment, waiver or consent shall:

(i)            amend or waive the manner of application of any mandatory prepayment to the Term Loans under Section 2.06(c), or

(ii)           amend or waive the provisions of this Section 11.01(c) or the definition of “Required Term Lenders”;

(d)           any such amendment, waiver or consent to any provision that relates to the Revolving Commitments or Revolving Loans, on the one hand, but not the Term Loan Commitments or the Term Loans, on the other hand, or relates to the Term Loan Commitments or Term Loans, on the one hand, but not to the Revolving Commitments or Revolving Loans, on the other hand, or applies differently to the Term Loan Commitments or Term Loans, on the one hand, and to the Revolving Commitments or Revolving Loans, on the other hand, shall also require the consent of the Required Term Lenders or the Required Revolving Lenders, as the case may be;

(e)           unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall amend or waive (i) the provisions of this Section 11.01(f), (ii) the definition of “Required Revolving Lenders” or (iii) any condition precedent to any Credit Extension (other than the initial Credit Extension) set forth in Section 5.03;

(f)            unless also consented to in writing by the L/C Issuers, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuers under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by them;

(g)           unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

(h)           unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

(i)            unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

provided, however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, (v) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by a SPC at the time of such amendment, waiver or other modification, and (vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary contained in this Section 11.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Credit Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Credit Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Credit Document, and (b) the Borrower and the Administrative Agent and/or the Collateral Agent shall have the right to amend any Credit Document without notice to or consent of any other person to the extent described in the last paragraph of each of Sections 2.01(e) and (f).

11.02                 Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or, with confirmation of receipt, electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, an L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent (a) to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return e-mail or other written acknowledgement) and (b) by facsimile shall be deemed received upon the sender’s receipt of a notice of the successful transmission of such facsimile or upon the recipients knowledge of receipt of such facsimile, provided that, in each case, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s, the Collateral

Agent’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Loan Notices for Swingline Loans) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, L/C Issuer, Swingline Lender, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and each L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the

Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) each L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent), in connection with the administration, syndication and closing of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer), and all fees and time charges for attorneys who may be employees of the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent (and any sub-agents thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including any settlement costs and fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsections (a) or (b) of this Section to be paid by it to the Administrative Agent or the Collateral Agent, as the case may be, (or any sub-agent thereof) any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, (or any such sub-agent), an L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, as the case may be,(or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent, as the case may be, (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06                 Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than in connection with a transaction permitted by Section 8.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) in the case of Revolving Commitments and Revolving Loans, $5.0 million, and (B) in the case each of the Term Loans, $1.0 million, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), it being understood that assignments to a Lender or an Affiliate of a Lender or an Approved Fund shall not be subject to such minimum amounts;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans and the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Term Loan Lender’s rights and obligations under this Credit Agreement with respect to the Term Loans or Term Loan Commitment assigned

(iv)          any assignment of (A) a Revolving Commitment and Revolving Loans must be approved by the Administrative Agent, the L/C Issuers and the Swingline Lender, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and, so long as no Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower’s approval shall not be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the Term Loans must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that no approval shall be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund; and

(v)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (unless waived by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall (A) deliver to the Administrative Agent an Administrative Questionnaire and (B) deliver to the Borrower and the Administrative Agent the forms required to be delivered pursuant to Section 3.01(e).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations and the interest thereon owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Each Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants and the rights, interests or obligations of such Participants in any Obligation, in any Commitment and in any right to receive any principal, interest and other payments thereunder (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a)(iv) or (v) or, to the extent the Participant is affected thereby, Section 11.01(b)(i), (ii) or (iii).  Subject to subsection (e) of this Section, each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being agreed, without limitation, that it will be reasonable for the Borrower to withhold consent if giving consent would result in increased indemnification obligations at the time the participation takes effect or would be reasonably certain to result in increased indemnification obligations thereafter as a result of a Change in Law announced prior to the time the participation takes effect), provided that the Participant agrees to be subject to the provisions of Sections 3.06(a) and 11.13(a) as if it were a Lender.  For the avoidance of doubt, a Participant entitled to benefits under Section 3.01, 3.04 or 3.05 shall be subject to all of the limitations and requirements of such Sections as if it were a Lender (including, in the case of Section 3.01, all of the limitations in the definition of Excluded Taxes).

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(i).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder.  The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  Each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  A SPC shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Granting Lender would have been entitled to receive with respect to the interest granted to such SPC unless the grant of the interest is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being agreed, without limitation, that it will be reasonable for the Borrower to withhold consent if giving consent would result in increased indemnification obligations at the time the grant to the SPC takes effect or would be reasonably certain to result in increased indemnification obligations thereafter as a result of a Change in Law announced prior to the time the grant to the SPC takes effect), provided that the SPC agrees to be subject to the provisions of Sections 3.06(a) and 11.13(a) as if it were a Granting Lender.  For the avoidance of doubt, a SPC entitled to benefits under Section 3.01, 3.04 or 3.05 shall be subject to all of the limitations and requirements of such Sections as if it were a Granting Lender (including, in the case of Section 3.01, all of the limitations in the definition of Excluded Taxes).

(i)            Resignation as L/C Issuer or Swingline Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or Swingline Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer or Swingline Lender may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or, in the case of Bank of America, (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swingline Lender as L/C Issuer or Swingline Lender, as the case may be.  If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If any Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any actual or prospective counterparty (or advisors) to any swap, derivative transaction relating to the Borrower and its obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii)  a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii)  a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  In the case of Information received from the Borrower or any Subsidiary after the date hereof, such Information is clearly identified at the time of delivery.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

11.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.

Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the conditions precedent set forth in the Commitment Letter.  Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Laws; and

(v)           such assignment is recorded in the Register.

A Lender that has assigned its interests, rights and obligations under this Credit Agreement and the related Credit Documents pursuant to this Section 11.13(a) shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 3.06 with respect to the periods during which such Person was a Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)           If, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Credit Agreement or any other Credit Document as contemplated by Section 11.01, the consent of the Required Lenders (or Required Revolving Lenders or Required Term Lenders, as the case may be) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of sale and payment by the Borrower to the Administrative Agent of the assignment fee under Section 11.06(b); provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of the sale.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Assumption; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

11.14                 Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE

HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

11.17                 Designation as Senior Debt.

All Obligations shall be “Designated Senior Indebtedness” (or such similar defined term) for purposes of all documentation governing Subordinated Debt.

11.18                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Agents and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the other Lead Arrangers, on the other hand, (B) the Borrower  has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each Agent and Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Agent or Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agents and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or any Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Agent or Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19                 Certain FCC Matters.

Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts or other documents relating to the Obligations, the parties hereby acknowledge that any security interest in the Collateral granted hereunder, or in any other Credit Document, to the extent it relates to any of the FCC Licenses, is granted only to the extent permitted by applicable law.

Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts or other documents relating to the Obligations, no action shall be taken hereunder or thereunder by the Administrative Agent, Collateral Agent or any Lender with respect to any item of Collateral subject to restrictions under Communications Law unless and until all applicable requirements (if any) of the FCC under the Communications Laws, as well as any other federal, state or local laws, rules and regulations of other regulatory or governmental bodies applicable to or having jurisdiction over the Borrower or applicable Guarantor have been satisfied with respect to such action and there shall have been obtained such consents, approvals and authorizations (if any) as may be required to be obtained from the FCC and any other Governmental Authority under the terms of any FCC License or similar operating right held by the Borrower or any Guarantor.  Without limiting the generality of the foregoing, the Administrative Agent, the Collateral Agent and the Lenders hereby agree that (a) voting and consensual rights in the ownership interests of any Credit Party holding or controlling any FCC Licenses will remain with the holders of such voting and consensual rights upon and following the occurrence of an Event of Default unless and until any required prior approvals of the FCC to the transfer of such voting and consensual rights shall have been obtained, (b) upon the occurrence of any Event of Default and foreclosure of such interests the Administrative Agent or Collateral Agent, as the case may be, shall determine whether there may be a private or public sale of such interests, and (c) prior to the exercise of such voting or consensual rights by the purchaser at any such sale, the prior consent of the FCC pursuant to 47 U.S.C. §310(d) shall be obtained if required.  It is the intention of the parties hereto that the Liens in favor of the Administrative Agent on the Collateral shall in all relevant aspects be subject to and governed by such statutes, rules and regulations and that nothing in this Agreement shall be construed to diminish the control exercised by the Borrower or any Guarantor except in accordance with the provisions of such statutory requirements, rules and regulations.  The Borrower and each Guarantor agree that, if an Event of Default shall have occurred and be continuing, upon request from time to time by the Administrative Agent or the Collateral Agent, the Borrower or such Guarantor will use its reasonable best efforts to obtain any governmental, regulatory or third party consents, approvals or authorizations referred to in this Section 11.19, which such efforts shall include, without limitation, the preparation, execution and filing with the FCC of (or causing to be prepared, signed and filed with the FCC) any applications for consent to the assignment of any FCC Licenses, or to the transfer of control of the Borrower or any Guarantor holding or controlling any FCC Licenses, required to be signed by the Borrower or such Guarantor which are, in the Administrative Agent’s or Collateral Agent’s reasonable determination, necessary, appropriate or desirable under the FCC’s rules and regulations for approval of any sale or transfer of any of the voting or consensual rights or the assets of the Borrower or any Guarantor holding or controlling any FCC Licenses, or any transfer of control in respect of any FCC License held or controlled by the Borrower or any Guarantor.

ARTICLE XII

FOREIGN CURRENCY PARTICIPATIONS

12.01                 Alternative Currency Participations.

Notwithstanding anything to the contrary contained herein, all Revolving Loans that are denominated in an Alternative Currency (each, an “Alternative Currency Loan”) shall be made solely by the Revolving Lenders (including the Alternative Currency Fronting Lender) who are Participating Alternative Currency Lenders (as defined below).  Each Revolving Lender acceptable to the Alternative Currency Fronting Lender that has Alternative Currency Funding

Capacity (a “Participating Alternative Currency Lender”) shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from the Alternative Currency Fronting Lender, and the Alternative Currency Fronting Lender shall sell and be deemed to sell to each such Participating Alternative Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (an “Alternative Currency Participation”) in each Revolving Loan which is an Alternative Currency Loan funded by the Alternative Currency Fronting Lender in an amount equal to such Participating Alternative Currency Lender’s Pro Rata Share of the Borrowing that includes such Revolving Loan.  Such purchase and sale of an Alternative Currency Participation shall be deemed to occur automatically upon the making of an Alternative Currency Loan by the Alternative Currency Fronting Lender, without any further notice to any Participating Alternative Currency Lender.  The purchase price payable by each Participating Alternative Currency Lender to the Alternative Currency Fronting Lender for each Alternative Currency Participation purchased by it from the Alternative Currency Fronting Lender shall be equal to 100% of the principal amount of such Alternative Currency Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Revolving Loan and (ii) such Participating Alternative Currency Lender’s Pro Rata Share), and such purchase price shall be payable by each Participating Alternative Currency Lender to the Alternative Currency Fronting Lender in accordance with the settlement procedure set forth in Section 12.02 below.  The Alternative Currency Fronting Lender and the Administrative Agent shall record on their books the amount of Revolving Loans made by the Alternative Currency Fronting Lender and each Participating Alternative Currency Lender’s Alternative Currency Participation and Funded Alternative Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Alternative Currency Lender pursuant to this Section 12.01.

For purposes of determining the Lenders comprising the “Required Lenders” or “Required Revolving Lenders” from and after the termination of the Revolving Commitments, (i) the Revolving Obligations of a Lender that is a Participating Alternative Currency Lender shall be deemed to include the amount of the sum of each Alternative Currency Participation of such Participating Alternative Currency Lender and (ii) the amount of the Revolving Obligations of the Alternative Currency Fronting Lender and its affiliates shall be reduced by an amount equal to the sum of each Alternative Currency Participation of such Participating Alternative Currency Lender.

12.02                 Settlement Procedure for Alternative Currency Participations.

Each Participating Alternative Currency Lender’s Alternative Currency Participation in the Alternative Currency Loans shall be in an amount equal to its Pro Rata Share of all such Alternative Currency Loans.  However, in order to facilitate the administration of the Alternative Currency Loans made by the Alternative Currency Fronting Lender and the Alternative Currency Participations, settlement among the Alternative Currency Fronting Lender and the Participating Alternative Currency Lenders with regard to the Participating Alternative Currency Lenders’ Alternative Currency Participations shall take place in accordance with the following provisions:

(i)      The Alternative Currency Fronting Lender and the Participating Alternative Currency Lenders shall settle (an “Alternative Currency Participation Settlement”) by payments in respect of the Alternative Currency Participations as follows:  so long as any Alternative Currency Loans are outstanding, Alternative Currency Participation Settlements shall be effected upon the request of the Alternative Currency Fronting Lender through the Administrative Agent on such Business Days as requested by the Alternative Currency Fronting Lender and as the Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Alternative Currency Lender requesting such Alternative Currency Participation Settlement (each such date on which an Alternative Currency Participation Settlement occurs herein called an “Alternative Currency Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York Time) at least one Business Day prior to the requested Alternative Currency Participation Settlement Date.  Alternative Currency Participation Settlements in respect of Alternative Currency Loans shall be made in the currency in which such Alternative Currency Loan was funded on the Alternative Currency Participation Settlement Date for such Alternative Currency Loans.

(ii)     If any Participating Alternative Currency Lender fails to pay to the Alternative Currency Fronting Lender on any Alternative Currency Participation Settlement Date the full amount required to be paid by such Participating Alternative Currency Lender to the Alternative Currency Fronting Lender on such Alternative Currency Participation Settlement Date in respect of such Participating Alternative Currency Lender’s Alternative Currency Participation (such Participating Alternative Currency Lender’s “Alternative Currency Participation Settlement Amount”) with the Alternative Currency Fronting Lender, the Alternative Currency Fronting Lender shall be entitled to recover such unpaid amount from such Participating Alternative Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Alternative Currency Loans) at the Base Rate plus 2.00%.  Without limiting the Alternative Currency Fronting Lender’s rights to recover from any Participating Alternative Currency Lender any unpaid Alternative Currency Participation Settlement Amount payable by such Participating Alternative Currency Lender to the Alternative Currency Fronting Lender, the Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Alternative Currency Lender an amount up to such Participating Alternative Currency Lender’s unpaid Alternative Currency Participation Settlement Amount owing to the Alternative Currency Fronting Lender and apply such withheld amount to the payment of any unpaid Alternative Currency Participation Settlement Amount owing by such Participating Alternative Currency Lender to the Alternative Currency Fronting Lender.

(iii)    A Participating Alternative Currency Lender which has a Funded Alternative Currency Participation shall be entitled to receive interest on such Funded Alternative Currency Participation to the same extent as if such Alternative Currency Lender was the direct holder of the portion of the Loan in which it purchased an Alternative Currency Participation (it being agreed that, promptly upon the receipt by the Alternative Currency Fronting Lender or any of its Affiliates of any interest in respect of any Loan in which a Participating Alternative Currency Lender has a Funded Alternative Currency Participation, the Alternative Currency Fronting Lender will pay or cause to be paid in immediately available funds (in the currency in which the respective Alternative Currency Loan was funded (or, if different, the currency in which such interest payments are actually received)) to such Participating Foreign Currency Lender an amount equal to (x) its ratable share of such interest minus 0.25% of such ratable share); provided that, for the avoidance of doubt, the Alternative Currency Fronting Lender shall only be required to pay or cause to be paid such amount to the extent it or any of its Affiliates has actually received the relevant interest payment in full; provided further that if it or its Affiliates receive less than full payment then such amount shall be reduced proportionately.

12.03                 Obligations Irrevocable.

The obligations of each Participating Alternative Currency Lender to purchase from the Alternative Currency Fronting Lender a participation in each Alternative Currency Loan made by the Alternative Currency Fronting Lender and to make payments to the Alternative Currency Fronting Lender with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i)      any lack of validity or enforceability of this Credit Agreement or any of the other Credit Documents or of any Loans, against any Credit Party;

(ii)     the existence of any claim, setoff, defense or other right which any Credit Party may have at any time against the Administrative Agent, any Participating Alternative Currency Lender, or any other Person, whether in connection with this Credit Agreement, any Alternative Currency Loans, the transactions contemplated herein or any unrelated transactions;

(iii)    any application or misapplication of any proceeds of any Alternative Currency Loans;

(iv)    the surrender or impairment of any security for any Alternative Currency Loans;

(v)     the occurrence of any Default or Event of Default;

(vi)    the commencement or pendency of any events specified in Section 9.01(f) or (g), in respect of any Loan Party or any Restricted Subsidiaries; or

(vii)   the failure to satisfy the applicable conditions precedent set forth in Article V.

12.04                 Recovery or Avoidance of Payments.

In the event any payment by or on behalf of the Borrower or any other Credit Party received by the Administrative Agent with respect to any Alternative Currency Loan made by the Alternative Currency Fronting Lender is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any insolvency proceeding or due to any mistake of law or fact, each Participating Alternative Currency Lender shall, upon written demand by the Administrative Agent, pay to the Alternative Currency Fronting Lender (through the Administrative Agent) such Participating Alternative Currency Lender’s Pro Rata Share of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by the Alternative Currency Fronting Lender or the Administrative Agent upon the amount required to be repaid by it.

12.05                 Indemnification by Lenders.

Each Participating Alternative Currency Lender agrees to indemnify the Alternative Currency Fronting Lender (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder or under any other Credit Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Alternative Currency Fronting Lender in any way relating to or arising out of any Alternative Currency Loans or any action taken or omitted by the Alternative Currency Fronting Lender in connection therewith; provided that no Participating Alternative Currency Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Alternative Currency Fronting Lender (as determined by a court of competent jurisdiction in a final non-appealable judgment).  Without limiting the foregoing, each Participating Alternative Currency Lender agrees to reimburse the Alternative Currency Fronting Lender promptly upon demand for such Participating Alternative Currency Lender’s ratable share of any costs or expenses payable by the Borrower to the Alternative Currency Fronting Lender in respect of the Alternative Currency Loans to the extent that the Alternative Currency Fronting Lender is not promptly reimbursed for such costs and expenses by the Borrower.  The agreement contained in this Section 12.05 shall survive payment in full of all Alternative Currency Loans.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

HSN, INC., as Borrower

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

[ ], as Guarantor

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, L/C Issuer, Swingline Lender and as a Lender

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

MERRILL LYNCH CAPITAL CORPORA- TION, as Syndication Agent

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

BARCLAYS BANK PLC, as Co-Documentation Agent and as a Lender

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

JPMORGAN CHASE BANK, N.A., as Co- Documentation Agent and as a Lender

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agent and as a Lender

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent, L/C Issuer and as a Lender

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

[OTHER LENDERS]

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: